UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                  )

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Filed by a Party other than the Registrant   ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA BOTTLING CO. CONSOLIDATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COCA-COLA BOTTLING CO. CONSOLIDATED

Notice of Annual Meeting

and

Proxy Statement

2013 Annual Meeting of Stockholders

May 14, 2013

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

March 27, 2013

Dear Stockholder:

We are pleased to invite you to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated. The Annual Meeting will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 14, 2013 at our Corporate Center in Charlotte, North Carolina. Details regarding the meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. In addition to considering the matters described in the Proxy Statement, we will report on matters of interest to our stockholders.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The Proxy Statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

J. Frank Harrison, III

Chairman and Chief Executive Officer

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

(704) 557-4400

Notice of 2013 Annual Meeting of Stockholders

Time and Date:	9:00 a.m., Eastern Daylight Time, on Tuesday, May 14, 2013

Place:	Corporate Center
4100 Coca-Cola Plaza
Charlotte, North Carolina 28211

Items of Business:	1.	To elect the 12 directors nominated by the board of directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	Only stockholders of record as of the close of business on March 18, 2013 will be entitled to vote at the Annual Meeting.

Voting:	The above matters are described in detail in the Proxy Statement. For voting instructions, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or, if you requested a hard copy of the proxy materials, your enclosed proxy card. Additional information about voting is also included in the accompanying Proxy Statement. Please vote by Internet, phone or mail as soon as possible, after reading the Proxy Statement, to record your vote promptly, even if you plan to attend the Annual Meeting in person.

Meeting Admission:	Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 18, 2013, holders of valid proxies for the Annual Meeting and invited guests.

By Order of the Board of Directors,

Umesh M. Kasbekar

Secretary

March 27, 2013

PROXY STATEMENT

The board of directors of Coca-Cola Bottling Co. Consolidated (“Coke Consolidated” or the “Company”) is providing these materials to you in connection with Coke Consolidated’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 14, 2013 at our Corporate Center at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

General Information

Why am I receiving these materials?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide you under the Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted in accordance with the stockholder’s specific voting instructions.

Why did I receive a one-page notice regarding Internet availability of proxy materials instead of a full set of proxy materials?

SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. For most stockholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail. The notice was mailed to stockholders beginning March 27, 2013, and our proxy materials were posted both on our website, www.cokeconsolidated.com, and on the website referenced in the notice on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our stockholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

What is included in these materials?

These materials include:

—	the Proxy Statement for the Annual Meeting; and

—	the 2012 Annual Report to Stockholders, which includes our consolidated audited financial statements.

If you requested printed copies of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

—	the election of the 12 directors nominated by the board of directors to serve for a one-year term; and

—	the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

The board of directors is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the board’s voting recommendations?

Our board of directors unanimously recommends that you vote your shares:

—	“FOR” each of the nominees to the board of directors; and

—	“FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to:

—	stockholders of record as of the close of business on March 18, 2013;

—	holders of valid proxies for the Annual Meeting; and

—	invited guests.

Admission to the meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The board of directors set March 18, 2013 as the record date. As of the record date, there were 7,141,447 shares of common stock outstanding and 2,108,962 shares of class B common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote and each share of class B common stock outstanding on the record date is entitled to 20 votes on all matters presented at the Annual Meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of Coke Consolidated stock is reflected directly on the books and records of our transfer agent, American Stock Transfer & Trust Company, LLC. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to ownership records for the registered shares. If you are not a stockholder of record, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card.

How do I vote?

You may vote by any of the following methods:

—

In person.  Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a legal proxy from the stockholder of record to vote in person at the meeting.

—	Via the Internet. You may vote by proxy via the Internet by following the instructions included in the notice, proxy card or voting instruction card provided.

—	By phone or mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by phone or by signing and returning the proxy card or voting instruction card provided.

If you vote by phone or via the Internet, please have your notice or proxy card available. The control number appearing on your notice or proxy card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

How can I change or revoke my vote?

You may change or revoke your vote as follows:

—

Stockholders of record.  You may change or revoke your vote by submitting a written notice of revocation to Coca-Cola Bottling Co. Consolidated, c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 or by submitting another vote on or before May 14, 2013 (including a vote via the Internet or by telephone). For all methods of voting, the last vote cast will supersede all previous votes.

—	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

What happens if I do not give specific voting instructions?

Stockholders of record.  If you are a stockholder of record and you:

—	indicate when voting on the Internet or by phone that you wish to vote as recommended by the board of directors, or

—	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters; as a result, there may be broker non-votes on Proposal 1.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 (“Proposal 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to occur in connection with Proposal 2.

What is the quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of common stock and class B common stock voting together as a class is necessary for the transaction of business at the Annual Meeting. This is called a “quorum.”

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

—

Proposal 1.  For the election of directors, the 12 nominees receiving the highest number of affirmative votes of the shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders will have no effect.

—

Proposal 2.  Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

How are withhold authority votes, abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors, only “for” and “withhold” votes may be cast and withhold votes, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the election of directors.

With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013, an abstention will be counted as a vote present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal, and a broker non-vote will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We have retained Broadridge Financial Solutions for a cost of $1,000, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail and the Internet, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

What are the expected voting results?

We expect each of the proposals of the board of directors to be approved by the stockholders. The board of directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,108,660 shares of our class B common stock (representing 42,173,200 votes and an aggregate of 85.5% of the total voting power of common stock and class B common stock together as of the record date) “FOR” electing the board of directors’ nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

Where can I find the voting results of the Annual Meeting?

Coke Consolidated will announce preliminary or final voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the Annual Meeting.

Principal Stockholders

The following table provides information about the beneficial ownership of our common stock and class B common stock as of March 18, 2013 by each person known to us to be a beneficial owner of more than 5% of our common stock or class B common stock as of such date:

Name and Address of Beneficial Owner	Class	Number of Shares and Nature of Beneficial Ownership		Percentage of Class(1)	Total Votes	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Common Stock Class B Common Stock	2,108,660(2) 2,108,660(3)	(4)	22.8% 99.99%	42,173,200	85.5%
The Coca-Cola Company	Common Stock	2,482,165(5)		34.8%	2,482,165	5.0%
One Coca-Cola Plaza Atlanta, GA 30313
FMR LLC	Common Stock	474,712(6)		6.6%	474,712	1.0%
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.	Common Stock	400,930(7)		5.6%	400,930	0.8%
100 E. Pratt Street Baltimore, MD 21202

(1)	A total of 7,141,447 shares of common stock and 2,108,962 shares of class B common stock were outstanding on March 18, 2013.

(2)	Consists of 2,108,660 shares of class B common stock beneficially owned as described in note (3) that are convertible into shares of common stock.

(3)	Consists of (a) a total of 1,605,534 shares of class B common stock held by the JFH Family Limited Partnership—FH1, JFH Family Limited Partnership—SW1 and JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power, (b) 235,786 shares of class B common stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison has sole voting and investment power, and (c) 267,340 shares of class B common stock held directly by Mr. Harrison as to which he has sole voting and investment power.

(4)	The trusts described in note (3)(b) have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have the sole voting and investment power over the shares of class B common stock. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts. Accordingly, the table does not include shares related to this exchange right.

(5)	This information is derived from Amendment No. 27 to Schedule 13D filed jointly by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis, Inc. and Carolina Coca-Cola Bottling Investments, Inc. on February 25, 2009. Such entities have shared power to vote and dispose of 2,482,165 shares of our common stock.

(6)

FMR LLC stated in Amendment No. 3 to Schedule 13G filed on February 14, 2013 (“Amendment No. 3”) that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”), is the beneficial owner of 384,672 shares of common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d (Chairman of FMR LLC) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 384,672 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

FMR LLC also stated in Amendment No. 3 that Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, is the beneficial owner of 90,040 shares of common stock as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 90,040 shares and sole power to vote or to direct the voting of 90,040 shares of common stock owned by the institutional accounts or funds advised by PGALLC.

(7)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is derived solely from Amendment No. 4 to Schedule 13G filed by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. on February 8, 2013, and information provided directly to us by Price Associates.

Proposal 1: Election of Directors

Our board of directors has nominated 12 directors for election at the Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently serving as directors and all of the nominees were elected to the board of directors at last year’s annual meeting. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your shares for any substitute nominee proposed by the board of directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 12 nominees named in this Proxy Statement.

The 12 nominees receiving the highest number of affirmative votes of the shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders, broker non-votes and abstentions will have no effect on the outcome of the director elections.

The board of directors unanimously recommends a vote “FOR” each of the 12 nominees listed below.

Nominees for Director

Listed below are the 12 persons nominated for election to the board of directors. The following paragraphs include information about each director nominee’s business background, as furnished to us by the nominee, and additional experience, qualifications, attributes or skills that led the board of directors to conclude that the nominee should serve on the board of directors.

Name	Age	Principal Occupation	Director Since
J. Frank Harrison, III	58	Chairman of the Board and Chief Executive Officer of Coke Consolidated	1986
H.W. McKay Belk	56	Managing Director, HWMB Advisors, LLC	1994
Alexander B. Cummings, Jr.	56	Executive Vice President and Chief Administrative Officer of The Coca-Cola Company	2010
Sharon A. Decker	56	Secretary of Commerce for the State of North Carolina	2001
William B. Elmore	57	Vice Chairman of Coke Consolidated	2001
Morgan H. Everett	31	Community Relations Director of Coke Consolidated	2011
Deborah H. Everhart	52	Affiliate Broker, Real Estate Brokers LLC	2003
Henry W. Flint	58	President and Chief Operating Officer of Coke Consolidated	2007
William H. Jones	57	President, Columbia International University	2011
James H. Morgan	65	Chairman of the Board, Chief Executive Officer and President, Krispy Kreme Doughnuts, Inc.	2008
John W. Murrey, III	70	Assistant Professor, Appalachian School of Law	1993
Dennis A. Wicker	60	Partner, Nelson Mullins Riley & Scarborough LLP	2001

J. Frank Harrison, III

Mr. Harrison is the Chairman of the board of directors and Chief Executive Officer of Coke Consolidated. Mr. Harrison served as Vice Chairman of the board of directors from November 1987 through his election as Chairman in December 1996 and was appointed as our Chief Executive Officer in May 1994. He was first employed by us in 1977 and has served as a Division Sales Manager and as a Vice President.

Mr. Harrison brings extensive business, managerial and leadership experience to the board of directors. With over 35 years of experience with Coke Consolidated, Mr. Harrison provides the board of directors with a vital understanding and appreciation of our business. His strong leadership skills have been demonstrated through his service as Chief Executive Officer since 1994 and as the Chairman of the board since 1996. He is also the controlling stockholder of Coke Consolidated and, as a member of the founding family of Coke Consolidated, maintains a unique position within the Coca-Cola system.

H.W. McKay Belk

Mr. Belk is the Managing Director of HWMB Advisors, LLC, a business consulting firm. Previously, he served as Vice Chairman of Belk, Inc., an operator of retail department stores, from August 2010 until his retirement in January 2012. Prior to that, Mr. Belk served as President and Chief Merchandising Officer of Belk, Inc. from May 2004 until August 2010 and as President, Merchandising, Marketing and Merchandise Planning of Belk, Inc. from May 1998 until May 2004. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc.

Mr. Belk’s significant business experience, including executive, operational and marketing roles with Belk, Inc. and Belk Stores Services, Inc., and service as a director and executive committee member of Belk, Inc. qualify him for service as a member of the board of directors. Mr. Belk has been a valuable member and contributor to our board of directors since 1994.

Alexander B. Cummings, Jr.

Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company. Mr. Cummings joined The Coca-Cola Company in 1997 as Deputy Region Manager, Nigeria. In 2000, he was named President of the North & West Africa Division. In March 2001, he became President of the Africa Group, responsible for The Coca-Cola Company’s operations in Africa, and served in this capacity until June 2008. Mr. Cummings was appointed Chief Administrative Officer of The Coca-Cola Company effective July 2008, and was elected Executive Vice President effective October 2008. Mr. Cummings currently serves on the boards of C.A.R.E. and Clark Atlanta University, and he has previously served on the Advisory Board of The African Presidential Archives & Research Center, The Corporate Council on Africa, The African-America Institute and The Center for Global Development’s Commission on U.S. Policy toward Low-Income Poorly Performing States. Mr. Cummings also served on the board of Coca-Cola Hellenic Bottling Co., a publicly traded (Athens and NYSE) bottler of The Coca-Cola Company, from September 2006 to December 2010.

Mr. Cummings’ experience and position with The Coca-Cola Company, deep knowledge of the beverage industry and extensive international background in business and community affairs uniquely qualify him to serve as a member of our board of directors.

Sharon A. Decker

Ms. Decker was appointed Secretary of Commerce for the State of North Carolina in January 2013. Prior to that, she had been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also currently serves as a director of Family Dollar Stores, Inc., a discount retailer, and SCANA Corporation, a diversified utility company, where she is not a nominee for reelection as a director at that company’s annual meeting to be held in April 2013.

Ms. Decker brings to the board of directors a unique and valuable perspective from the numerous executive and leadership positions she has held across a broad range of fields, including non-profit organizations and large public companies. Ms. Decker’s diverse executive experience and extensive experience serving on multiple boards qualify her to serve as a member of our board of directors.

William B. Elmore

Mr. Elmore is the Vice Chairman of the board of directors of Coke Consolidated, a position he has held since August 2012. Prior to such appointment, Mr. Elmore served as President and Chief Operating Officer from January 2001 to August 2012. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996.

Mr. Elmore has served Coke Consolidated in numerous capacities, including high-level leadership roles, for over 20 years, providing him with an essential understanding of our business and history as well as significant knowledge of the beverage industry. Mr. Elmore’s industry expertise and his years of business, financial, managerial, executive and board experience with Coke Consolidated make him a valuable member of our board of directors.

Morgan H. Everett

Ms. Everett is the Community Relations Director of Coke Consolidated, a position she has held since January 2009. She has been an employee of Coke Consolidated since October 2004. Ms. Everett graduated from Southern Methodist University with a B.A. in Communications in 2003, and she is a member of the founding family of Coke Consolidated.

Ms. Everett’s past service to Coke Consolidated, including experience in the operations of Coke Consolidated, and her education qualify her to serve as a member of our board of directors. Ms. Everett’s service on the board also adds to the diversity of the board in both demographics and perspective.

Deborah H. Everhart

Ms. Everhart has been an affiliate broker with Real Estate Brokers LLC, a real estate brokerage firm in Chattanooga, Tennessee, since January 2013. Prior to that, she was an affiliate broker with two other real estate brokerage firms located in Chattanooga, Tennessee, Assist2Sell (from September 2009 to December 2012) and Fletcher Bright Company (from February 1997 until September 2009).

Ms. Everhart has provided the board of directors with dedicated service for nine years. Her business acumen and board experience make her a valuable addition to our board of directors. Ms. Everhart is also a member of the founding family of Coke Consolidated and holds a significant pecuniary interest in the stock of Coke Consolidated.

Henry W. Flint

Mr. Flint is our President and Chief Operating Officer, positions he has held since August 2012. Mr. Flint served as the Vice Chairman of the board of directors of Coke Consolidated from April 2007 to August 2012. Prior to that, he was Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint also served as our Secretary from 2000 to August 2012.

Mr. Flint’s long-standing service to Coke Consolidated and his managerial expertise make him a valuable member of our board of directors and qualify him for service on the board. Mr. Flint’s legal background provides the board of directors a valuable perspective on many of the issues that face our Company and makes him a valuable addition to a well-rounded board of directors.

William H. Jones

Dr. Jones has served as President of Columbia International University, a university with an enrollment of 1,250, since 2007. Prior to accepting the role of President, Dr. Jones served in senior roles as Provost and Senior Vice President of Columbia International University, where he also taught for 21 years. Since 2007, Dr. Jones has served as a member of the Board of Trustees and Finance Committee of the South Carolina Independent Colleges and Universities. Dr. Jones also serves as chair of the International Leadership Team of Crossover Communications International, a missions agency he cofounded that ministers in 19 countries.

Dr. Jones’ demonstrated leadership skills, board experience, academic credentials and success in managing an academic institution qualify him for service on the board of directors. Dr. Jones’ strong character and experience in matters of ethics also qualify him for service on the board of directors.

James H. Morgan

Mr. Morgan has served as Chairman of Krispy Kreme Doughnuts, Inc., a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, since January 2005, as Chief Executive Officer since January 2008 and as President since April 2012. Mr. Morgan also previously served as President of Krispy Kreme from January 2008 to November 2011. Mr. Morgan served as Vice Chairman of Krispy Kreme from March 2004 to January 2005. From 2001 to 2008, Mr. Morgan served as Chairman of Covenant Capital, LLC, an investment management firm. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer.

As the current Chief Executive Officer of Krispy Kreme Doughnuts, Inc. and a former executive at several major public and private companies, Mr. Morgan provides the board of directors with significant leadership and executive experience. Mr. Morgan’s proven leadership capability and his extensive knowledge of the complex financial and operational issues facing large companies qualify him to serve as a member of our board of directors.

John W. Murrey, III

Mr. Murrey has been an Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and previously was a director of U.S. Xpress Enterprises, Inc. from 2003 until 2007.

Mr. Murrey’s longstanding quality service as a member of our board of directors as well as his significant experience serving on the boards of directors of other companies give him an understanding of the role of the board and qualify him to serve on our board of directors. Mr. Murrey’s legal background also adds to the diversity of the board of directors. Mr. Murrey has been a valuable member and contributor to our board of directors since 1993.

Dennis A. Wicker

Mr. Wicker has been a partner in the law firm of Nelson Mullins Riley & Scarborough LLP in its Raleigh, North Carolina office since November 2009. From April 2008 until November 2009, he was a partner in the law firm of SZD Wicker, LPA. From 2001 until 2008, Mr. Wicker was a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker also previously served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker currently serves as a director of First Bancorp, a bank holding company, and Air T, Inc., an air transportation services company.

Mr. Wicker’s leadership skills, years of high quality service on Coke Consolidated’s board of directors, service on the boards of directors of First Bancorp and Air T, Inc. and experience in public service qualify him for service on our board of directors.

Coke Consolidated is party to an Amended and Restated Stock Rights and Restrictions Agreement, dated February 19, 2009, with The Coca-Cola Company and J. Frank Harrison, III. Under the agreement, The Coca-Cola Company has the right to designate one person for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock that they control for the election of such designee. Mr. Cummings has been The Coca-Cola Company’s designee on our board of directors since March 2010.

J. Frank Harrison, III and Deborah H. Everhart are brother and sister. J. Frank Harrison, III and Morgan H. Everett are father and daughter. Deborah H. Everhart and Morgan H. Everett are aunt and niece. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison intends to vote the shares of our stock owned or controlled by such entities for the election of Ms. Everhart to the board of directors.

Corporate Governance

The Board of Directors

Coke Consolidated is governed by a board of directors and various committees of the board that meet throughout the year. The board of directors and its committees have general oversight responsibility for the affairs of Coke Consolidated. In exercising its fiduciary duties, the board of directors represents and acts on behalf of our stockholders.

Director Independence

The board of directors determines the independence of its members based on the standards specified by The NASDAQ Stock Market (“Nasdaq”). The board of directors has reviewed the relationships between Coke Consolidated and each director to determine compliance with the Nasdaq standards. Based on its review, the board of directors has determined that the following six directors and director nominees, comprising one-half of the Company’s board of directors, are independent: H.W. McKay Belk, Sharon A. Decker, William H. Jones, James H. Morgan, John W. Murrey, III and Dennis A. Wicker. Our board of directors is not required to be comprised of a majority of independent directors because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards. We qualify as a controlled company because more than 50% of our voting power is controlled by the Chairman and Chief Executive Officer (the “Controlling Stockholder”). Nasdaq adopted its “controlled company” rule in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company through his or her ownership rights.

The board of directors has determined that each member of the Audit Committee and Compensation Committee (see membership information below under “Board Committees”) is independent.

In conducting its review of director independence, the board of directors reviewed the following transactions, relationships or arrangements. All matters described below are within the Nasdaq independence standards.

Name	Matter Considered
Sharon A. Decker	De minimis payment by Coke Consolidated to The Tapestry Group, of which Ms. Decker was the Chief Executive Officer until January 2013.
William H. Jones	De minimis charitable contributions by Coke Consolidated to Columbia International University and an affiliate of Columbia International University; Mr. Jones is the President of Columbia International University.
James H. Morgan	Ordinary course beverage sales to Krispy Kreme Doughnuts, Inc., of which Mr. Morgan is the Chairman, Chief Executive Officer and President.
Dennis A. Wicker	Ordinary course beverage sales to Nelson Mullins Riley & Scarborough LLP, of which Mr. Wicker is a law partner.

The board did not consider transactions with entities in which a director or immediate family member served only as a trustee or director because the board believes that the nature of the separate relationships the Company and the director or an immediate family member each have with these organizations would not interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director. The board also did not consider de minimis amounts of entertainment of directors paid for by employee-directors or executive officers.

The independent directors of the board meet at least twice each year in executive session without the other directors.

Board Leadership Structure

Mr. Harrison serves as both the Chairman of the board of directors and the CEO of Coke Consolidated, and Mr. Wicker serves as the Lead Independent Director.

The board of directors does not have a general policy regarding the separation of the roles of Chairman and CEO. Our bylaws permit these positions to be held by the same person, and the board of directors believes that it is in the best interests of Coke Consolidated to retain flexibility in determining whether to separate or combine the roles of Chairman and CEO based on our circumstances.

The board has determined that it is appropriate for Mr. Harrison to serve as both Chairman and CEO (1) in recognition of Mr. Harrison’s ownership of a controlling equity interest in Coke Consolidated and unique position within our Company and the Coca-Cola system and (2) because it provides an efficient structure that permits us to present a unified vision to our constituencies.

The board of directors has elected Mr. Wicker to serve as its Lead Independent Director. The Lead Independent Director (1) presides over all meetings of the independent directors in executive session, (2) serves as a liaison between the Chairman of the board and the independent directors, (3) has authority to call meetings of the independent directors and (4) serves as a contact person to facilitate communications between employees, stockholders and others with the independent directors.

Board Committees

The board of directors has a standing Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Employee Benefits Committee. The board of directors may also establish other committees from time to time as it deems necessary. Committee members and committee chairs are appointed by the board of directors.

The members of the board’s committees are identified in the following table:

Director	Audit	Compensation	Executive	Finance	Employee Benefits
J. Frank Harrison, III			Chairman	Chairman
H.W. McKay Belk	X	X	X
Alexander B. Cummings, Jr.				X
Sharon A. Decker	X				X
William B. Elmore					Chairman
Morgan H. Everett				X	X
Deborah H. Everhart				X
Henry W. Flint			X	X	X
William H. Jones	X			X
James H. Morgan	Chairman	X		X
John W. Murrey, III					X
Dennis A. Wicker	X	Chairman	X

Each committee of the board of directors functions pursuant to a written charter adopted by the board of directors. We do not include the committee charters on our corporate website. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. Copies of the Compensation Committee Charter and Executive Committee Charter were attached to our proxy statement for our 2012 annual meeting of stockholders as Appendix A and B, respectively.

The following table provides information about the operation and key functions of each board committee:

Committee	Functions and Additional Information	Number of Meetings in Fiscal 2012
Audit Committee	• Acts on behalf of the board of directors in its oversight of accounting and financial reporting processes, internal controls and audit functions. • Oversees compliance with significant regulatory requirements. • Assists the board in its oversight of enterprise risk management. • Reviews and approves related person transactions. • The board of directors has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the regulations of the SEC. • Reports regularly to the board, as appropriate.	4
Compensation Committee	• Administers our executive compensation plans. • Reviews and establishes the compensation of our executive officers and makes recommendations to the board of directors concerning executive compensation. • Reviews and approves compensation of the members of the board of directors. • Reviews and approves employment offers and arrangements, change of control arrangements and other benefits for each executive officer. • Oversees regulatory compliance and risk regarding compensation matters. • Reports regularly to the board, as appropriate.	4
Executive Committee	• Assists the board of directors in handling matters that need to be addressed before the next scheduled board of directors meeting. • Identifies, evaluates and recommends director candidates to the board of directors. • Reports regularly to the board, as appropriate. • The board of directors has determined that Mr. Belk and Mr. Wicker are “independent” within Nasdaq’s independence standards.	1

Committee	Functions and Additional Information	Number of Meetings in Fiscal 2012
Finance Committee	• Reviews and approves policies related to our financial affairs, including policies regarding the management of material financial risks and borrowing transactions. • Reviews and approves policies related to cash management, investing activities, loan agreements, hedging activities, leasing transactions and other investment banking transactions and arrangements. • Reports to the board, as appropriate.	1
Employee Benefits Committee	• Reviews policies related to Coke Consolidated’s general employee benefit and welfare plans. • Reviews the investment funding policies, financial status and objectives of the general employee benefit and welfare plans. • Reports to the board, as appropriate.	1

Director Meeting Attendance

The board of directors held four meetings during fiscal year 2012. With the exception of Alexander B. Cummings, Jr., each incumbent director attended at least 75% of the aggregate number of meetings of the board and committees of the board on which the director served during fiscal year 2012. Absent extenuating circumstances, each director is required to attend the annual meeting of stockholders in person. Eleven of the Company’s twelve directors attended the 2012 annual meeting of stockholders. The independent directors held two executive sessions in fiscal year 2012.

Director Nomination Process

The board of directors does not have a standing Nominating Committee comprised solely of independent directors. The board of directors is not required to have such a committee because Coke Consolidated qualifies as a “controlled company” under Nasdaq standards as further described under “Director Independence” beginning on page 11.

The board of directors has delegated to its Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the board of directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. Because we are a controlled company and all director candidates must be acceptable to the Controlling Stockholder, the board of directors has approved the following nomination and appointment process to provide our constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates appropriately recommended by stockholders.

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

—	whether the candidate is of the highest ethical character and shares the values of our Company;

—	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

—	whether the candidate possesses expertise or experience that will benefit us and is desirable given the current make-up of the board of directors;

—	whether the candidate represents a diversity of viewpoints, backgrounds, experiences or other demographics;

—	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

—	whether the candidate is eligible to serve on the Audit Committee or other board committees under the applicable Nasdaq listing standards and other applicable laws, rules or regulations;

—	whether the candidate is eligible by reason of any legal or contractual requirements affecting us or our stockholders;

—

whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

—

whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

—

if the candidate is an incumbent director, the director’s overall service to our Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Diversity is one of the various factors the Executive Committee may consider in identifying director nominees, but the Executive Committee does not have a formal policy regarding board diversity.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. The Executive Committee will not recommend any potential director candidate that is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require further information and obtain further assurances concerning the director candidate as it deems reasonably necessary for considering the candidate.

Recommendations by stockholders for director candidates to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of stockholders must be received no later than November 27, 2013. Appropriate submission of a recommendation by a stockholder does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Executive Committee will consider any such candidate in accordance with the director nomination process described above.

Policy for Review of Related Person Transactions

Our Code of Business Conduct includes our policy regarding the review and approval of certain related person transactions. In accordance with the Code of Business Conduct, all material transactions or conflicts of interest involving members of the board of directors or our executive officers must be reported to and approved by the Audit Committee. Under the Code of Business Conduct, a material conflict of interest does not include any employment relationship involving a director, executive officer or immediate family member of a director or executive officer and any related compensation solely resulting from that employment relationship if the relationship and the related compensation have been approved by the Compensation Committee of the board of directors and all of such Committee’s members are independent based on the standards specified by Nasdaq.

For purposes of our Code of Business Conduct, any related person transaction that is required to be reported in our proxy statements under SEC rules is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee. Management determines whether a transaction is a material transaction that requires approval by the Audit Committee. The Audit Committee has approved each of the related person transactions described beginning on page 41.

The board of directors also forms special committees from time to time for the purpose of approving certain related person transactions.

The Board’s Role in Risk Oversight

Management is responsible for managing the risks that Coke Consolidated faces. The board of directors is responsible for overseeing management’s approach to risk management. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of the board’s assessment of management’s approach and tolerance to risk. While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board assist it in fulfilling that responsibility.

The Audit Committee assists the board in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Finance Committee assists the board in its oversight of the management of material financial risks, including risks related to borrowing and hedging transactions. The Compensation Committee assists the board in its oversight of the evaluation and management of risks related to Coke Consolidated’s compensation policies and practices.

The board of directors believes that this division of responsibilities is the most effective risk management approach and that our board leadership structure supports this approach. With his in-depth knowledge and understanding of Coke Consolidated’s business gained from his over 30 years of employment with the Company and his position as the Controlling Stockholder and a member of the founding family of Coke Consolidated, Mr. Harrison is uniquely positioned to lead the board particularly as it focuses on identifying and managing the key strategic risks facing the Company.

Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors, or any of our individual directors, may do so by sending a written communication to a director c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient, such as communications unrelated to our business, advertisements or frivolous communications.

Director Compensation

The following table shows the compensation paid to each non-employee director who served on our board of directors in 2012:

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)	Total ($)
H. W. McKay Belk	$130,100	$—	$130,100
Alexander B. Cummings, Jr.	106,600	—	106,600
Sharon A. Decker	116,200	—	116,200
Deborah H. Everhart	109,800	—	109,800
William H. Jones	116,200	—	116,200
James H. Morgan	130,100	—	130,100
John W. Murrey, III	109,800	—	109,800
Dennis A. Wicker	138,500	—	138,500

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2012.

The elements of compensation for our non-employee directors are as follows:

Elements of Non-Employee Director Compensation
Basic Annual Retainer for All Non-Employee Directors	$135,000
Supplemental Annual Retainer for Chairman of the Audit Committee	15,000
Supplemental Annual Retainer for Chairman of the Compensation Committee	10,000
Supplemental Annual Retainer for Lead Independent Director	10,000
Award for each Committee Meeting Attended	1,600

The Compensation Committee reviews and approves compensation of the members of the board of directors. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate. The Compensation Committee approved an increase in each element of non-employee director compensation effective July 1, 2012, except for the award for each committee meeting attended. The award for each board of directors meeting attended was eliminated. These increases to director compensation were recommended by management and approved by the Compensation Committee based on advice received from Hay Group regarding trends and developments in compensation of directors.

Under our Director Deferral Plan, non-employee directors may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the board of directors. Deferred fees are deemed to be invested in mutual funds selected by the directors from a predetermined list of funds. When a director retires or resigns, the director is entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment.

Employee directors (currently Mr. Harrison, Mr. Flint, Mr. Elmore and Ms. Everett) receive no compensation for their service as directors.

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following “named executive officers” of Coke Consolidated:

J. Frank Harrison, III	Chairman of the Board and Chief Executive Officer
James E. Harris	Senior Vice President, Shared Services and Chief Financial Officer
Henry W. Flint	President and Chief Operating Officer
William B. Elmore	Vice Chairman of the Board
Robert G. Chambless	Senior Vice President, Sales and Marketing

This discussion includes statements regarding financial and operating performance targets in the limited context of our executive compensation program. Investors should not evaluate these statements in any other context. These are not statements of management’s expectations of future results or guidance.

Executive Summary

The goals for our executive compensation program are to provide compensation that is:

—	competitive to attract and retain appropriate officer talent;

—	affordable and appropriately aligned with stockholder interests;

—	fair, equitable and consistent as to each component of compensation;

—	designed to motivate our executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

—	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

—	designed to consider individual value and contribution to our success;

—

reasonably balanced across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives;

—	sensitive to, but not exclusively reliant upon, market benchmarks; and

—	responsive to our succession planning objectives.

We seek to accomplish these goals in a way that is consistent with the purpose and core values of Coke Consolidated and the long-term interests of our Company and its stockholders and employees.

In making decisions about executive compensation, we rely primarily on our general experience and subjective considerations of various factors, including individual and corporate performance, our strategic business goals and compensation survey data. We do not set specific benchmarks for overall compensation or for allocations between different elements and types of compensation.

The Compensation Committee of the board of directors (the “Committee”) oversees the compensation program for our executive officers with the assistance of senior management. The Committee reviews, approves and determines all elements of compensation for each executive officer.

The following table lists the key elements of our 2012 executive compensation program:

Key Elements of Executive Compensation

Element	Description	Purpose
Base Salaries	Fixed cash compensation based on responsibility, performance assessment, experience, tenure and potential.	Provide a fixed, baseline level of cash compensation.
Annual Bonus Plan	Cash payment tied to performance during the fiscal year.	Motivate our executive officers to achieve our annual strategic and financial goals.
Long-Term Performance Plan	Cash payment tied to performance over a three-year period. The CEO does not participate in this plan.	Promote retention and motivate executive officers to achieve our longer-term strategic and financial goals.
CEO Performance Units	Performance-based restricted stock units granted only to CEO. Awards vest in equal annual increments over a 10-year period with each annual increment tied to our annual performance.	Promote long-term retention, motivate our CEO to consistently achieve our annual strategic and financial goals, and maintain an appropriate balance of at-risk, performance-based compensation for our CEO.
Officer Retention Plan	Supplemental defined benefit plan providing retirement and severance benefits.	Attract officer talent and promote retention with a long-term perspective.
Supplemental Savings Incentive Plan	Supplemental deferred compensation plan enabling our executive officers to defer a portion of their annual salary and bonus and cash awards under the Long-Term Performance Plan.	Promote retention, encourage executive officers to save for retirement and provide retirement savings in a tax-efficient manner.
Other Benefits and Executive Compensation Policies	Premiums paid for life and disability insurance, annual flexible benefit allowance and personal use of corporate aircraft.	Attract and retain officer talent and enhance efficiency.

Determining Executive Compensation

Discretion and Subjective Judgment of Committee

The Committee reviews and determines all compensation for the executive officers.

In determining base salaries, annual and long-term incentive targets and all other matters related to executive compensation, the Committee relies on its general experience and subjective considerations of various factors, including our strategic business goals, compensation survey data and each executive officer’s position, experience, level of responsibility, individual job performance, contributions to our corporate performance, job tenure and future potential.

The Committee does not set specific targets or benchmarks for overall compensation or for allocations between fixed and performance-based compensation, cash and non-cash compensation or short-term and long-term compensation.

Annual Compensation Reviews

The Committee conducts an annual review of executive officer compensation to determine if changes are appropriate. As part of this review, management submits recommendations to the Committee.

Management’s recommendations are determined based on an annual compensation review process conducted by senior management, including the named executive officers. This process includes reviewing self-assessments completed by each executive officer, job performance reviews completed by each executive officer’s supervising manager and comparative compensation data provided by management’s compensation consultant. Based on this process, the Senior Vice President, Planning and Administration and the President and Chief Operating Officer make specific recommendations to the CEO. The CEO reviews and approves compensation recommendations for all executive officers, including the named executive officers, before they are submitted to the Committee.

Following a review of management’s recommendations, the Committee approves the compensation recommendations for the executive officers with any modifications the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year.

Role of Compensation Consultants and Market Analysis

Management retained Hay Group to assist with an overall review of the compensation program and to provide general advice and counsel regarding various executive and director compensation matters.

During 2012, management retained Hay Group to complete a comparative study of our executive compensation program relative to peer companies, which was considered by the Committee in connection with its decisions regarding compensation for 2012 (the “2012 Executive Compensation Review”). A Hay Group representative attended the 2012 Committee meetings and also met in executive session with the Committee.

The 17 peer group companies used for the 2012 Executive Compensation Review were all publicly-traded companies similar in size and in the same industry as the Company. The peer group consisted of the following companies:

Company Name	2011 Reported Revenues ($ in billions)
TreeHouse Foods, Inc.	1.8
Snyder’s-Lance, Inc.	1.0
Seneca Foods Corporation	1.2
Ralcorp Holdings, Inc.	4.0
National Beverage Corp.	0.6
Molson Coors Brewing Company	3.3
Mead Johnson Nutrition Company	3.1
McCormick & Company, Inc.	3.3
Lancaster Colony Corporation	1.0
Monster Beverage Corporation	1.3
The Hain Celestial Group, Inc.	1.1
Green Mountain Coffee Roasters, Inc.	1.4
Flowers Foods, Inc.	2.6
Diamond Foods, Inc.	1.0
Cott Corporation	1.8
Constellation Brands, Inc.	3.3
Brown-Forman Corporation	2.6

Coke Consolidated	1.6

Management and the Committee have used the studies by Hay Group and other publicly available compensation surveys and data as a point of reference to assess whether the compensation for each of the executive officers is within a reasonably competitive range. We have not, however, relied exclusively on the compensation studies or set compensation components to meet specific benchmarks, such as targeting salaries or total compensation “above the median” or “at the 75th percentile.”

Hay Group does not provide any services to the Company other than executive and director compensation consulting services.

Base Salaries

Base salaries are the foundation of our compensation program. They provide a fixed, baseline level of cash compensation based on each executive officer’s position, responsibilities, individual performance, job tenure and future potential. Base salary levels also impact amounts paid under other elements of our executive compensation program, including annual bonuses, long-term performance awards and retirement benefits.

The Committee approved the following market-based adjustment of executive officer base salaries effective April 1, 2012:

Name	2011 Base Salary	2012 Base Salary	% Increase
J. Frank Harrison, III	$864,428	$890,360	3.0%
James E. Harris	$450,000	$463,500	3.0%
Henry W. Flint	$531,692	$547,643	3.0%
William B. Elmore	$703,110	$724,203	3.0%
Robert G. Chambless	$375,000	$400,000	6.7%

The base salary adjustments in 2012 averaged 3.4% for all executive officers. Mr. Chambless’ base salary was increased by more than 3.0% based on the market study described above and the Committee’s review of the duties and responsibilities of his position, his tenure with the Company and his performance. The Committee increased Mr. Flint’s base salary to $600,000 effective September 1, 2012 in connection with his election to President and Chief Operating Officer of the Company.

The Committee believes the named executive officers’ base salaries for 2012 were within a reasonable range of base salaries for comparable executive talent.

Annual Bonus Plan

The Annual Bonus Plan provides each executive officer the opportunity to receive an annual cash award based on the achievement of corporate performance goals and individual performance.

The formula for computing annual bonus payouts is as follows:

Target Bonus Percentage

In the first quarter of each year, the Committee approves a target bonus percentage for each executive officer, expressed as a percentage of base salary. Target bonus percentages are determined based on each executive officer’s position and level of responsibility.

The target bonus percentages for the named executive officers for 2012 were as follows:

Name	2012 Target Bonus Award (% of Base Salary)
J. Frank Harrison, III	100%
James E. Harris	60%
Henry W. Flint	90%
William B. Elmore	100%
Robert G. Chambless	60%

The target bonus percentages for the named executive officers, other than Mr. Flint, remained unchanged from 2011 as a percent of base salary.

The Committee increased Mr. Flint’s target bonus percentage from 85% to 100% effective September 1, 2012 in connection with his election to President and Chief Operating Officer of the Company. Mr. Flint’s bonus percentage for 2012 was prorated based upon his target bonus percentage of 100% for his current position and 85% for his prior position and the number of days in 2012 he held the positions.

Overall Goal Achievement Factor

The overall goal achievement factor is calculated based on our achievement of annual corporate performance goals determined for each performance measure under the Annual Bonus Plan. The target performance goal for each performance measure was in each case equal to or greater than the target performance in the Company’s 2012 operating plan. The following table summarizes the performance measures and related corporate performance goals approved by the Committee for 2012:

		Performance Goals
Performance Measure	Weight	Threshold	Target	Maximum
Earnings Before Interest and Taxes	75%	$77.5 million	$90.0 million	$103.5 million
Net Debt Reduction	15%	$0.8 million	$10.8 million	$39.3 million
Revenue	10%	$1.51 billion	$1.61 billion	$1.71 billion

The Committee selected Earnings Before Interest and Taxes, Net Debt Reduction and Revenue as the performance measures for 2012 because the Committee believes the achievement of these goals is consistent with the long-term interests of our stockholders. There were no changes from 2011 to 2012 in the respective weights assigned to the performance measures.

The performance measures are defined as follows:

—	“Earnings Before Interest and Taxes” means income from operations determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Net Debt Reduction” means the change in “Net Debt” from the beginning of the fiscal year to the end of the fiscal year. The term “Net Debt” means the obligations of Coke Consolidated and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

—	“Revenue” means net sales revenue determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee also approves the threshold, target and maximum performance goals for each performance measure under the Annual Bonus Plan. If the threshold goal is not achieved for a given measure, there is no payout on that measure. Increasingly larger payouts are awarded for levels of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Goal Achievement	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Annual Bonus Plan, in determining the overall goal achievement factor, the Committee makes adjustments to the actual levels of achievement under each corporate performance measure to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

The following table reflects the calculation of the overall goal achievement factor for 2012:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Earnings Before Interest and Taxes	75%	$90.0 million	$91.5 million	105%	78.75%
Net Debt Reduction	15%	$10.8 million	$28.8 million	135%	20.25%
Revenue	10%	$1.61 billion	$1.61 billion	100%	10.00%

Overall Goal Achievement Factor					109.0%

Individual Performance Factor

The Committee sets the individual performance factor for each named executive officer based on its subjective judgment of the executive officer’s performance for the year, including consideration of the executive officer’s annual performance evaluation, special projects the executive may be assigned during the year and management’s recommendations. The target individual performance factor is 1.0; the maximum individual performance factor is 1.5.

In the first quarter of 2013, Mr. Harrison’s, Mr. Flint’s and Mr. Elmore’s individual performance factors were set at 1.0 and Mr. Harris’ and Mr. Chambless’ performance factors were set at 1.1529.

Annual Bonus Calculation

Based on the Committee’s determinations as described above, the bonus amounts paid to the named executive officers for 2012 were calculated as follows:

Name	Base Salary	x	Target Bonus % (% of Base Salary)	x	Overall Goal Achievement Factor	x	Individual Performance Factor(1)	=	Bonus Award Earned
Mr. Harrison	$890,360	x	100%	x	109%	x	1.0	=	$970,493
Mr. Harris	$463,500	x	60%	x	109%	x	1.15	=	$349,479
Mr. Flint(2)									$556,261
Mr. Elmore	$724,203	x	100%	x	109%	x	1.0	=	$789,381
Mr. Chambless	$400,000	x	60%	x	109%	x	1.15	=	$301,600

(1)	For presentation purposes, the individual performance factors for Mr. Harris and Mr. Chambless have been rounded to 1.15.
(2)	Mr. Flint was elected President and Chief Operating Officer of the Company effective September 1, 2012. In connection with his promotion, Mr. Flint’s base salary was increased from $547,643 to $600,000 and his target bonus was increased from 85% to 100% of his base salary. Mr. Flint earned a prorated bonus for 2012 based on his base salary and target bonus percentage for his current and prior positions calculated as follows: [($547,643 x 8/12 x 85%) + ($600,000 x 4/12 x 100%)] x 109%.

Long-Term Performance Plan

The Long-Term Performance Plan delivers a targeted percentage of base salary to each participant based on the achievement of long-term goals of the Company. The Long-Term Performance Plan is offered to the executive officers and other key employees. A three-year performance cycle is generally established each year for determining compensation under the Long-Term Performance Plan.

The Committee approved the Long-Term Performance Plan to encourage retention of executive officers and key employees, increase the proportion of their total performance-based compensation, and provide an incentive to achieve our long-term strategic goals.

The general formula for computing awards under the Long-Term Performance Plan is as follows:

2012 Long-Term Plan

In the first quarter of 2012, the Committee established the long-term performance plan for the 2012-2014 three-year period (the “2012 Long-Term Plan”).

The Committee approved target awards under the 2012 Long-Term Plan based on its consideration of each executive officer’s base salary, position and level of responsibility, succession planning considerations, the Company’s historical grant practices and culture and market benchmark data provided by Hay Group. Payouts with respect to the target awards will be made in early 2015 depending on our achievement of specified average performance goals during the three-year performance period.

The following table reflects the target awards granted to the named executive officers under the 2012 Long-Term Plan:

	2012 LTPP Target Awards
Name	% of Base Salary	$ Amount
James E. Harris	60%	$278,100
Henry W. Flint	85%	$465,497
William B. Elmore	100%	$724,203
Robert G. Chambless	60%	$240,000

Mr. Harrison does not participate in the 2012 Long-Term Plan due to his long-term performance stock units described below.

The long-term performance factor is calculated based on our achievement of average annual corporate performance goals during the three-year performance period. The following table summarizes the corporate performance measures and weights approved by the Committee for the 2012 Long-Term Plan:

Performance Measure	Weight
Average Earnings Per Share	40%
Average Debt/Operating Cash Flow	40%
Average Return on Total Assets	10%
Average Revenue	10%

The Committee selected Earnings Per Share, Debt/Operating Cash Flow, Return on Total Assets and Revenue as the performance measures under the 2012 Long-Term Plan because the Committee believes the achievement of goals with respect to these measures is consistent with the long-term interests of our stockholders.

Each of the performance measures is defined as follows:

—

“Earnings Per Share” means diluted net income per share of common stock determined by dividing (a) net income by (b) the weighted average number of shares of common stock outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Debt/Operating Cash Flow” means (a) long-term debt and obligations under capital leases (including the current portion thereof) less cash, short-term investments and marketable securities divided by (b) the sum of (i) income from operations, plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles;

—

“Return on Total Assets” means (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

—	“Revenue” means net sales determined on a consolidated basis in accordance with generally accepted accounting principles.

The Committee approved the threshold, target and maximum performance goals for each performance measure under the 2012 Long-Term Plan. The target performance goals are set at a level believed by management to be reasonably achievable and the Company’s 2012 financial results were favorable for the first year of the 2012 Long-Term Plan. The economic and business environment facing the Company remains challenging and therefore the Company’s ability to achieve the target goals under the 2012 Long-Term Plan is uncertain.

If the threshold goal is not achieved for a given measure, there will be no payout on that measure. Increasingly larger payouts will be awarded for level of achievement between the threshold and maximum performance goals.

The following table summarizes the payout range for each performance goal.

Performance Level	Payout Percentage
Less than threshold	0%
Threshold to target	50% - 99%
Target to maximum	100% - 149%
Maximum and greater	150%

In accordance with the terms of the Long-Term Performance Plan, in determining the long-term performance factor, the Committee will make adjustments to actual levels of achievement to ensure that each corporate performance measure reflects our normalized operating performance in the ordinary course of business. In general, these adjustments relate to unplanned or unanticipated events that we view as being outside of management’s control. An example of such adjustments would be the mark-to-market adjustments required on the Company’s hedges for certain commodities such as fuel and aluminum.

Payments, if any, under the 2012 Long-Term Plan will be made in early 2015 based on our audited financial results for fiscal years 2012 through 2014. Consistent with our historical practices of compensating executive officers (other than the CEO) in cash, the awards will be paid in cash instead of equity due to the limited number of shares of our Company stock held by stockholders who are not affiliates of our Company and the limited trading volume of our common stock.

2010 Long-Term Plan

In the first quarter of 2010, the Committee established the long-term performance plan for the 2010-2012 three-year period (the “2010 Long-Term Plan”). Awards under the 2010 Long-Term Plan were paid in early 2013 based on our audited financial results for fiscal years 2010 through 2012. The awards were calculated as follows:

Name	2010 LTPP Target Awards	x	Long-Term Performance Factor	=	Award Earned
Mr. Harris	$255,852	x	148%	=	$ 378,661
Mr. Flint	$438,775	x	148%	=	$ 649,387
Mr. Elmore	$682,631	x	148%	=	$1,010,294
Mr. Chambless	$168,540	x	148%	=	$ 249,439

The following table reflects the calculation of the long-term performance factor under the 2010 Long-Term Plan:

Performance Measure	Weight	Target Performance Goal	Adjusted Goal Achievement	Payout Percentage	Weighted Payout Percentage
Average Earnings Per Share	35%	$2.95	$3.72	150%	52.5%
Average Debt/Operating Cash Flow	35%	3.74	3.20	150%	52.5%
Average Return on Total Assets	20%	2.09%	2.60%	150%	30.0%
Average Revenue	10%	$1.50 billion	$1.56 billion	130%	13.0%

Long-Term Performance Factor					148.0%

In determining the long-term performance factor, the Committee made adjustments to the actual levels of achievement to ensure that each corporate performance measure reflected our normalized operating performance in the ordinary course of business.

CEO Performance Units

The Committee awarded 400,000 performance units to Mr. Harrison, our Chairman and CEO, in 2008. The award was made to maintain Mr. Harrison’s total compensation and at-risk compensation at competitive levels and provide a retention incentive though 2019.

The Committee designed the award to be payable in class B common stock:

—	due to Mr. Harrison’s unique position within our Company and the Coca-Cola system;

—	to enhance our flexibility to make acquisitions with stock without impairing our favorable ownership and control structure;

—	to further align Mr. Harrison’s interests with those of our stockholders; and

—	in recognition of our historical practices for Mr. Harrison’s compensation.

Each performance unit represents the right to receive one share of our class B common stock based on the achievement of specified corporate performance goals under the Annual Bonus Plan. For each of our fiscal years 2009 through 2018, up to 40,000 performance units may vest in accordance with the following formula:

The following reflects the calculation of vested performance units for 2012.

Name	Vesting Target	x	Overall Goal Achievement Factor (Max. 100%)	=	Vested Performance Units
J. Frank Harrison, III	40,000	x	100%	=	40,000

The value realized by Mr. Harrison upon vesting of the 40,000 performance units was $2,580,800 based on the closing price of our common stock on March 5, 2013.

The overall goal achievement factor under the Annual Bonus Plan for 2012 was 109.0% (see pages 21 and 22 for a discussion of the overall goal achievement factor, including the corporate performance measures and goals used for determining the overall goal achievement factor); however, for purposes of calculating the number of performance units that vest in a given year, the overall goal achievement factor is limited to 100%.

If fewer than 40,000 performance units vest for any annual performance period, Mr. Harrison will automatically forfeit the unvested portion of the units for that performance period. No performance units were forfeited for 2012.

The award agreement does not provide for income tax reimbursements. If requested by Mr. Harrison, a portion of the award will be settled in cash as necessary to satisfy maximum statutory tax withholding requirements.

Officer Retention Plan

The Officer Retention Plan (“ORP”) provides the executive officers and certain key employees with a supplemental retirement benefit that increases each year until age 60 pursuant to a pre-determined schedule. The amount of the benefit is based on each participant’s position and level of responsibility, performance, and job tenure.

Historically, the Committee has emphasized retention as a key objective of our compensation program, and the ORP was implemented for the purpose of attracting and retaining officer talent until retirement and promoting a long-term perspective. The ORP is also provided in light of our historical practice of not using equity as a significant component of compensation (except for the CEO), and provides a significant benefit to the named executive officers. In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65. The material terms of the ORP are described on page 34.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan (“SSIP”) allows the executive officers to defer a portion of their annual salary and bonus. We may match up to 50% of the first 6% of salary deferred. We may also make additional discretionary contributions to the participants’ accounts.

Prior to 2006, participants could elect to receive a fixed annual return of up to 13% on their account balances. This provided participants with an above-market rate of return and resulted in a long-term fixed liability for us that was not contingent on our corporate performance. For these reasons, the Committee eliminated the option to receive a fixed rate of return for all deferrals and Company contributions made on or after January 1, 2006. The fixed rate of return option was not eliminated for deferrals and Company contributions made before January 1, 2006. The material terms of the SSIP are described beginning on page 34.

Other Benefits and Executive Compensation Policies

Pension Plan

We maintain a tax-qualified defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen.

401(k) Savings Plan

We maintain a tax qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the tax code for substantially all of our employees who are not part of collective bargaining agreements, including the named executive officers. Employee elective deferral contributions to the 401(k) plan are made on a pre-tax basis. Contributions by the named executive officers are limited by the tax code.

Severance and Change of Control

Our senior executive officers, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described in this section in connection with a termination of employment or a change of control of our Company. With respect to termination of employment, each executive officer is entitled to certain payments upon termination without cause, voluntary resignation or termination due to death or disability. The terms of the severance provisions are described beginning on page 36.

Change of control benefits are provided to ensure that in the event of a friendly or hostile change of control, our executive officers will be able to advise our board of directors about the potential transaction, without being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change of control.

The Committee does not consider the change of control provisions in determining the forms or amounts of other compensation. The terms of the change of control provisions are described beginning on page 36.

Personal Benefits

We provide personal benefits to the named executive officers that management and the Committee believe are reasonable, competitive and consistent with our overall objective of attracting and retaining officer talent. The Committee believes the value of providing these benefits to our executive officers outweighs the cost of the benefits. The cost of these benefits to Coke Consolidated is reflected under All Other Compensation (Column (g)) on page 29.

Each of the executive officers is provided with an annual flexible benefit allowance. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent. The Committee made this change to:

—	minimize decisions regarding the types of benefits provided;

—	give our executive officers choice and flexibility;

—	fix our expenses with respect to these types of benefits; and

—	eliminate inequity among executive officers.

Each of the named executive officers received an annual flexible benefit allowance of $25,000 for 2012, except for Mr. Harrison and Mr. Elmore who each received $45,000. These amounts were determined based on our annual average costs of providing historical personal benefits that were replaced by the annual flexible benefit allowance, including the costs of prior income tax reimbursements paid in connection with the historical benefits.

We continue to pay long-term disability and life insurance premiums for the named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. For certain elements of compensation, we also pay income tax gross-ups to provide the full benefit of the compensation.

Our board of directors requires the CEO to use our corporate aircraft whenever reasonable for both business and personal travel. This benefit increases the level of safety and security for Mr. Harrison and his family. Making the aircraft available to Mr. Harrison also allows him to efficiently and securely conduct business during both business and personal flights and eliminates the inefficiencies of commercial travel. Our board believes that the value of making the aircraft available to Mr. Harrison and his family, in terms of convenience, security and saving time, results in an efficient form of compensation for Mr. Harrison.

Other named executive officers may use our corporate aircraft for personal purposes with Mr. Harrison’s permission and subject to the oversight of the Committee and board of directors. Depending on availability, family members of executive officers may travel on the corporate aircraft to accompany executives on business. There is nominal or no incremental cost to the Company for these passengers.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing our incentive and equity compensation plans. Under Section 162(m) of the tax code, a public company is generally not permitted to deduct non-performance-based compensation paid to a named executive officer to the extent the compensation exceeds $1 million in any year. Special rules apply for “performance-based” compensation. The Committee has designed the Annual Bonus Plan, the Long-Term Performance Plan, and the CEO’s performance unit award to maximize the deductibility of compensation paid to our named executive officers. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Executive Compensation Tables

The following tables and related narratives present the compensation for our named executive officers in the format specified by the SEC.

I. 2012 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
J. Frank Harrison, III	2012	$883,877	$2,547,200	$970,493	$1,229,123	$670,886	$6,301,579
Chairman and Chief Executive Officer	2011	858,133	2,378,400	1,024,347	1,091,719	697,855	6,050,454
	2010	839,250	2,356,800	1,233,698	1,134,249	686,036	6,250,033
James E. Harris	2012	460,125	—	728,140	200,000	88,820	1,477,085
Senior Vice President, Shared Services and Chief Financial Officer	2011	444,105	—	618,444	200,000	83,387	1,345,936
	2010	426,420	—	630,712	200,000	88,854	1,345,986

Henry W. Flint	2012	561,108	—	1,205,648	312,179	70,882	2,149,817
President and Chief Operating Officer	2011	527,821	—	1,077,563	304,350	77,481	1,987,215
	2010	516,206	—	1,007,818	313,790	83,117	1,920,931
William B. Elmore	2012	718,930	—	1,799,675	817,833	120,934	3,457,372
Vice Chairman	2011	697,990	—	1,788,868	749,149	113,297	3,349,304
	2010	682,631	—	1,696,372	801,253	116,313	3,296,569
Robert G. Chambless Senior Vice President, Sales and Marketing	2012	393,750	—	551,039	228,713	53,842	1,227,344

Salary (Column (c))

The amounts shown in the “Salary” column include amounts deferred by the executive officers under our 401(k) Savings Plan and Supplemental Savings Incentive Plan.

Stock Awards (Column (d))

The amounts shown in the “Stock Awards” column represent the grant-date fair values of 40,000 performance units awarded to our CEO and subject to vesting in each of 2012, 2011 and 2010. The grant-date fair values of the awards are computed in accordance with FASB ASC Topic 718 based on our expectations as of the grant dates regarding the probable level of achievement under the awards. We assumed the maximum level of achievement under each of the awards. The assumptions made in determining the fair value of the performance unit awards are described beginning on page 84 of our Form 10-K for the fiscal year ended December 30, 2012.

Non-Equity Incentive Plan Compensation (Column (e))

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent the performance-based cash awards earned under our Annual Bonus Plan and the 2010 Long-Term Plan, as follows:

Name	2012 Annual Bonus Plan	2010 Long-Term Plan	Total
Mr. Harrison	$970,493	—	$ 970,493
Mr. Harris	349,479	$ 378,661	728,140
Mr. Flint	556,261	649,387	1,205,648
Mr. Elmore	789,381	1,010,294	1,799,675
Mr. Chambless	301,600	249,439	551,039

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

The following table breaks out the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2012.

Name	Pension Plan (1)	Officer Retention Plan (2)	Nonqualified Deferred Compensation Earnings (3)	Total
Mr. Harrison	$134,224	$1,012,964	$ 81,935	$1,229,123
Mr. Harris	—	200,000	—	200,000
Mr. Flint	12,994	292,929	6,256	312,179
Mr. Elmore	88,612	569,298	159,923	817,833
Mr. Chambless	42,778	183,929	2,006	228,713

(1)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Pension Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Pension Plan is presented beginning on page 33.

(2)	The amounts shown in this column reflect the aggregate increase in the present value of each executive’s benefit under the Officer Retention Plan from the beginning of the fiscal year to the end of the fiscal year. Additional information regarding the executive officer’s accumulated benefits under the Officer Retention Plan is on page 34.

(3)	The amounts shown in this column reflect the portion of annual earnings on each executive’s principal balance under the Supplemental Savings Incentive Plan that is deemed to be “above-market interest” under SEC rules. Additional information regarding the SSIP is presented beginning on page 34. The SSIP was amended in 2005 to eliminate the payment of above-market interest on salary deferrals and contributions made after 2005.

All Other Compensation (Column (g))

The following table describes each component of the “All Other Compensation” column for 2012. The amounts shown reflect the incremental cost to Coke Consolidated for each of the benefits.

Name	Supplemental Savings Incentive Plan	401(k) Savings Plan	Life Insurance	Disability Insurance	Income Tax Gross- Ups	Flexible Benefit Allowance	Personal Use of Company Aircraft	Directors Fees	Total
Mr. Harrison	$26,516	$12,500	$226,316	$10,209	$217,187	$45,000	$133,158	—	$670,886
Mr. Harris	13,804	12,500	5,001	12,554	2,761	25,000	—	$17,200	88,820
Mr. Flint	—	12,500	9,701	15,235	5,921	25,000	2,525	—	70,882
Mr. Elmore	21,568	12,500	20,148	8,361	13,357	45,000	—	—	120,934
Mr. Chambless	11,813	12,500	2,900	—	1,629	25,000	—	—	53,842

The following describes each of the personal benefits reflected in the above table:

Supplemental Savings Incentive Plan

We make matching and discretionary contributions to the executives’ accounts under the Supplemental Savings Incentive Plan.

401(k) Savings Plan

We have the discretion to make matching contributions to the executives’ accounts under the 401(k) Savings Plan of up to 5% of each executive’s eligible compensation based on the Company’s 2012 performance. The Company funded all of the 5% discretionary matching contribution for 2012.

Disability and Life Insurance

We pay long-term disability, excess group life insurance and individual life insurance premiums for certain named executive officers, including life insurance premiums on some policies that were purchased to replace terminated split-dollar life insurance arrangements. Of the amount shown for Mr. Harrison, $222,704 was for premiums paid on (1) an individual whole-life policy that we agreed to provide to Mr. Harrison in 2003 in connection with the termination of a split-dollar life insurance arrangement and (2) a joint and survivor whole-life policy on Mr. Harrison and his spouse.

Income Tax Gross-Ups

We pay income tax gross-ups with respect to certain individual life insurance premiums and personal use of corporate aircraft.

Flexible Benefit Allowance

The Flexible Benefit Allowance is intended to establish an equitable distribution among the officer group of the monies spent on officer perquisites. Each executive officer has the flexibility to keep or spend the allowance and is not required to report to us how the allowance is spent.

Aircraft Usage

The incremental cost of personal use of Company aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

Directors Fees

This column reflects fees paid to Mr. Harris by South Atlantic Canners, Inc. for his service as a director of South Atlantic Canners. South Atlantic Canners is a manufacturing cooperative comprised of Coca-Cola bottlers in which we are a member.

II. 2012 Grants of Plan-Based Awards

The following table shows grants of plan-based awards made to our named executive officers in March 2012.

			Date of Initial Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant-Date Fair Value of Stock and Option Awards ($)
Name	Plan (1)	Grant Date		Threshold ($)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Mr. Harrison	ABP	N/A	N/A	$44,518	$890,360	$2,003,311	—	—	—	—
	PU(4)	3/6/2012	2/27/2008	—	—	—	20,000	40,000	40,000	$2,547,200
Mr. Harris	ABP	N/A	N/A	13,905	278,100	625,725	—	—	—	—
	LTPP	N/A	N/A	27,810	278,100	417,150	—	—	—	—
Mr. Flint	ABP	N/A	N/A	25,517	510,331	1,148,245	—	—	—	—
	LTPP	N/A	N/A	46,550	465,497	698,245	—	—	—	—
Mr. Elmore	ABP	N/A	N/A	36,210	724,203	1,629,457	—	—	—	—
	LTPP	N/A	N/A	72,420	724,203	1,086,305	—	—	—	—
Mr. Chambless	ABP	N/A	N/A	12,000	240,000	540,000	—	—	—	—
	LTPP	N/A	N/A	24,000	240,000	360,000	—	—	—	—

(1)	Incentive award opportunities were granted under the following plans in 2012:

ABP	2012 Annual Bonus Plan

PU	CEO’s Performance Unit Award Agreement

LTPP	2012 Long-Term Plan

The material terms of each plan are described in the “Compensation Discussion and Analysis” section beginning on page 17.

(2)	The target award amounts shown for the Annual Bonus Plan were computed using an individual performance factor of 1.0.

(3)	The maximum award amounts shown for the Annual Bonus Plan were computed using the maximum individual performance factor of 1.5.

(4)	Mr. Harrison was awarded 400,000 performance units in 2008. The performance units are subject to vesting in annual increments over a 10-year period beginning with 2009. Up to 40,000 performance units may vest each year based on the achievement of corporate performance goals established under the Annual Bonus Plan. Because the performance goals under the Annual Bonus Plan are set in the first quarter of each year, each 40,000 unit increment has an independent performance requirement and is considered to have its own service inception date, grant date and service period. Mr. Harrison does not have any voting rights or dividend rights with respect to the performance units until they vest and shares of class B common stock are issued.

III. Outstanding Equity Awards at Fiscal Year-End 2012

The following table shows the outstanding equity awards held by our named executive officers at the end of fiscal year 2012.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Harrison	280,000(2)	$18,362,400

(1)	The amount shown in this column is based on the closing price of our common stock ($65.58) on December 28, 2012, the last trading day of fiscal year 2012.

(2)	This amount reflects the number of unvested performance units, each with respect to one share of our class B common stock, as of December 30, 2012 under the Performance Unit Award Agreement with Mr. Harrison. On March 5, 2013, our Compensation Committee determined that the fourth 40,000 share increment of the performance unit award vested in full based on our performance during fiscal year 2012. As of March 5, 2013, there were 240,000 remaining unvested performance units subject to vesting in annual increments based on our performance during fiscal years 2013 through 2018.

IV. 2012 Option Exercises and Stock Vested

The following table shows stock vested during the fiscal year ended December 30, 2012 for our named executive officers. None of our named executive officers hold stock options.

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Mr. Harrison	40,000(2)	$2,547,200

(1)	The amount shown in this column is based on the closing price of our common stock ($63.68) on March 6, 2012.

(2)	This amount reflects the number of shares of class B common stock that vested in fiscal year 2012 under Mr. Harrison’s Performance Unit Award Agreement.

V. 2012 Pension Benefits

We maintain a traditional, tax-qualified pension plan (the “Pension Plan”) for certain non-union employees, including the named executive officers. On June 30, 2006, the Pension Plan stopped accepting new participants and the benefits under the plan for existing participants were frozen. We also maintain the Officer Retention Plan, a supplemental nonqualified retirement plan (the “ORP”), for key executives, including the named executive officers. The following table provides information regarding the Pension Plan and ORP for fiscal year 2012.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Mr. Harrison	Pension Plan	30	$842,374	—
	Officer Retention Plan	22	12,207,092	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	5	1,000,000	—
Mr. Flint	Pension Plan	3	82,525	—
	Officer Retention Plan	9	2,414,141	—
Mr. Elmore	Pension Plan	22	542,943	—
	Officer Retention Plan	16	6,292,106	—
Mr. Chambless	Pension Plan	15	196,272	—
	Officer Retention Plan	7	608,929	—

(1)	The amounts shown in this column are the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts shown in this column are the present values of each named executive officer’s accumulated benefits under the plans. See pages 85 to 89 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012 for a description of the valuation method and material assumptions used to determine the present values of the accumulated benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the ORP is determined in accordance with the terms of the ORP, as discussed below.

Pension Plan

The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and since that date no additional employees have become participants in the plan and no additional benefits have accrued. On June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation” as defined in the plan as of December 31, 2005 and “years of service” as defined in the plan as of June 30, 2006. As a tax-qualified pension plan, the maximum amount of compensation taken into account for each year under the terms of the plan is limited by the Internal Revenue Code. In 2006, this limit was $220,000. On December 30, 2012, the plan benefit of each of the named executive officers, except for Mr. Harris, was based on the maximum average compensation permitted by the plan and provides an accrued benefit equal to the amount shown in the above table under the “Present Value of Accumulated Benefit” column. Mr. Harris was hired in January 2008 after the plan was frozen, so he is not a participant in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants who have not reached age 65 but who have reached age 55 and have at least 10 years of service may retire and receive a reduced retirement benefit. Reductions for early retirement are 7.75% per year for the first 5 years and 4.00% per year for each additional year retirement is earlier than age 65. Mr. Harrison and Mr. Elmore are currently eligible for early retirement under the plan.

Benefits are payable as a single life annuity for participants who are single when payment of their plan benefit commences or as a 50% joint and survivor annuity over the life of the participant and spouse for participants who are married when payment of their plan benefit commences unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 75% or 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, the surviving spouse will receive the value of a 50% joint and survivor benefit.

Officer Retention Plan

The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, we maintain the ORP, which is a supplemental nonqualified defined benefit plan, to provide some of our key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the ORP, the named executive officers are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the ORP.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant upon joining the plan. The monthly installment amounts are computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on their vested accrued benefit upon death, total disability or severance. Participants are also eligible to receive a benefit upon a change of control occurring before age 60. The benefits payable upon death, total disability, severance or a change of control are described beginning on page 36.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65.

As of December 30, 2012, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows:

Name	Estimated Annual Retirement Benefit ($)	Number of Years Payable (#)
Mr. Harrison	$1,624,960	15
Mr. Harris	431,481	10
Mr. Flint	639,716	15
Mr. Elmore	1,150,617	10
Mr. Chambless	294,887	20

VI. 2012 Nonqualified Deferred Compensation

We maintain the Supplemental Savings Incentive Plan, a nonqualified deferred compensation plan (the “SSIP”), for our key executives, including the named executive officers. The following table provides information regarding the named executive officers’ accounts and benefits under the SSIP for 2012.

Name	Executive Contribution in Fiscal Year 2012 ($)(1)	Company Contributions in Fiscal Year 2012 ($)(2)	Aggregate Earnings in Fiscal Year 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 30, 2012 ($)(4)
Mr. Harrison	$53,033	$26,516	$534,846	—	$4,865,922
Mr. Harris	27,608	13,804	23,892	$39,545	230,626
Mr. Flint	534,157	—	133,194	—	2,334,927
Mr. Elmore	43,136	21,568	917,199	115,645	7,881,282
Mr. Chambless	58,162	11,813	78,989	54,393	644,701

(1)	All amounts shown in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts shown in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts shown in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison—$81,935, Mr. Harris—$0, Mr. Flint—$6,256, Mr. Elmore—$159,923 and Mr. Chambless—$2,006.

(4)	Of the amounts shown in this column, the following amounts were reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Harrison—$2,243,356, Mr. Harris—$228,225, Mr. Flint—$1,432,330, Mr. Elmore—$3,029,858 and Mr. Chambless—$0.

We currently match up to 50% of the first 6% of base salary deferred. We may also make discretionary contributions to participants’ accounts.

Participants are immediately vested in all amounts of salary and bonus deferred by them. Our contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. The transition contributions vested in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by us become fully vested upon retirement, death or a change of control.

Amounts deferred by participants and contributions made by us before January 1, 2006 are deemed invested in either a “fixed benefit account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal Year 2012” and “Aggregate Balance at December 30, 2012” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by us on or after January 1, 2006 are deemed invested in a “post-2005 supplemental account.” Balances in pre-2006 supplemental accounts and post-2005 supplemental accounts are deemed invested by participants in investment choices that are made available by us, which are similar to the choices available under our 401(k) Savings Plan.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts become payable, as elected by a participant, either upon “termination of employment” or on a date designated by the participant between the year the participant turns 55 and the year the participant turns 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least two years after the year that a salary deferral or other contribution was made and not later than the year the participant turns 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the participant is no longer receiving severance benefits.

Balances in the fixed benefit accounts and pre-2006 supplemental accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount for a fixed benefit account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount for a pre-2006 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment for a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change of control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances, and, in the case of a change of control, balances and monthly payments for fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. Additional information regarding amounts payable to each of the named executive officers upon a termination of employment, death or change of control is provided in the following section.

VII. 2012 Potential Payments Upon Termination or Change of Control

The following table shows the estimated benefits payable to each named executive officer in the event of the executive officer’s termination of employment under various scenarios or a change of control of our Company. The amounts shown assume termination of employment or a change of control on December 30, 2012. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all salaried employees.

Name and Plans	Voluntary Resignation or Termination without Cause ($)	Termination for Cause ($)	Death ($)	Disability ($)	Retirement ($)(1)	Change of Control ($)
J. Frank Harrison, III
Officer Retention Plan(2)	$10,986,383	—	$12,207,092	$12,207,092	$10,986,383	$14,411,990
Supplemental Savings Incentive Plan(2)	4,865,922	$4,865,922	4,865,922	4,865,922	4,865,922	4,865,922
Performance Units(3)	—	—	—	—	—	2,623,200
Annual Bonus Plan	—	—	970,493	970,493	970,493	890,360

Total	$15,852,305	$4,865,922	$18,043,507	$18,043,507	$16,822,798	$22,791,472
James E. Harris
Officer Retention Plan(2)	$500,000	—	$1,000,000	$1,000,000	$500,000	$3,000,000
Supplemental Savings Incentive Plan(2)	217,884	$217,884	230,626	217,884	217,884	230,626
Annual Bonus Plan	—	—	349,479	349,479	—	463,500
Long-Term Performance Plan(4)	—	—	651,361	651,361	—	651,361

Total	$717,884	$217,884	$2,231,466	$2,218,724	$717,884	$4,345,487
Henry W. Flint
Officer Retention Plan(2)	$2,173,727	—	$2,414,141	$2,414,141	$2,173,727	$5,673,728
Supplemental Savings Incentive Plan(2)	2,300,082	$2,300,082	2,300,082	2,300,082	2,300,082	2,334,927
Annual Bonus Plan	—	—	556,261	556,261	—	565,095
Long-Term Performance Plan(4)	—	—	1,105,845	1,105,845	—	1,105,845

Total	$4,473,809	$2,300,082	$6,376,329	$6,376,329	$4,473,809	$9,679,595
William B. Elmore
Officer Retention Plan(2)	$5,348,290	—	$6,292,106	$6,292,106	$5,348,290	$8,000,000
Supplemental Savings Incentive Plan(2)	7,881,282	$7,881,282	7,881,282	7,881,282	7,881,282	7,881,282
Annual Bonus Plan	—	—	789,381	789,381	789,381	724,203
Long-Term Performance Plan(4)	—	—	1,720,435	1,720,435	1,720,435	1,720,435

Total	$13,229,572	$7,881,282	$16,683,204	$16,683,204	$15,739,388	$18,325,920
Robert G. Chambless
Officer Retention Plan(2)	$304,464	—	$608,929	$608,929	$304,464	$3,000,000
Supplemental Savings Incentive Plan(2)	617,921	$617,921	617,921	617,921	617,921	644,701
Annual Bonus Plan	—	—	301,600	301,600	—	400,000
Long-Term Performance Plan(4)	—	—	479,379	479,379	—	479,379

Total	$922,385	$617,921	$2,007,829	$2,007,829	$922,385	$4,524,080

(1)	Mr. Harrison and Mr. Elmore would have been eligible to receive payments under the Supplemental Savings Incentive Plan upon retirement on December 30, 2012 because both of them have attained age 55. Mr. Harrison and Mr. Elmore would have been eligible to receive a payment under the Annual Bonus Plan upon retirement on December 30, 2012 because both have attained age 55 and completed 20 years of service. Mr. Elmore would have been eligible to receive a payment under the Long-Term Performance Plan upon retirement on December 30, 2012 because he has attained age 55 and completed 20 years of service.

(2)	Amounts shown for the Officer Retention Plan and Supplemental Savings Incentive Plan assume payment as a lump sum as of December 30, 2012. Participants may elect to receive payments in monthly installments over 10, 15 or 20 years based on the present value of the benefit computed using applicable discount rates under the plan.

(3)	Amount reflects the vesting of 40,000 performance units. The value was determined by multiplying the number of vested performance units by the market price of our common stock on December 28, 2012 ($65.58).

(4)	Amounts payable under the Long-Term Performance Plan were calculated using the actual level of achievement of the performance goals for the 2010-2012 performance period and assuming the achievement of target performance goals for the three-year performance periods ending in 2013 and 2014.

Our executive officers, including the named executive officers, do not have any special employment or severance agreements. The executive officers are entitled, however, to certain payments (as illustrated in the above table) under the terms of our existing compensation and benefit plans in connection with the termination of their employment or a change of control of our Company. The following narrative describes the terms of those plans as they relate to a termination of employment or change of control.

Officer Retention Plan

The Officer Retention Plan, the material terms of which are described beginning on page 34, contains special provisions for severance, death, total disability or a change of control.

In the event of death or total disability, each participant becomes fully vested in the amount of their accrued benefit under the ORP.

Upon termination without cause or voluntary resignation, each participant’s accrued benefit is 50% vested until age 50, with the vesting percentage increasing by 5% each year after the age of 50 until fully vested at age 60. All rights to any benefits under the plan are forfeited if a participant is terminated for cause.

In connection with his election as President and Chief Operating Officer, Mr. Flint’s annual vested accrual amount under the ORP was increased to $500,000 beginning in 2013 and will continue through 2018 and increase to $625,000 in 2019, the year in which Mr. Flint will attain age 65.

In the event of a “change of control” of our Company, each participant is entitled to an amount equal to the normal retirement benefit otherwise payable to them at age 60 under the ORP. A “change of control” occurs under the ORP:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the board of directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the board of directors and (ii) a greater percentage of the votes regarding the election of the board of directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets of our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our Company with another entity where we are not the surviving entity.

The death benefit under the ORP is payable in a single lump sum. The other severance and change of control benefits are payable in equal monthly installments over 10, 15 or 20 years, as elected by the named executive officer. The amount of each monthly installment is computed using an 8% discount rate using simple interest compounded annually. The change of control benefit is also payable in a single lump sum at the election of each officer.

Under the ORP, each participant has generally agreed not to compete with us for three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change of control.

Supplemental Savings Incentive Plan

The Supplemental Savings Incentive Plan also provides for the payment of the named executive officers’ vested account balances upon termination of employment, death or a change of control. A “termination of employment” occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change of control” is the same definition used for the ORP, as described above. The material terms of the SSIP, including the options to receive lump sum or installment payments, are described beginning on page 34.

Performance Unit Award Agreement

The material terms of the CEO’s Performance Unit Award Agreement are described beginning on page 25.

In the event of a “change of control,” 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. The definition of a “change of control” is the same definition used for the ORP, as described above.

If Mr. Harrison’s employment terminates for any reason other than a change of control (including death or disability), all unvested performance units will lapse and be forfeited.

Annual Bonus Plan

The Annual Bonus Plan, the material terms of which are described beginning on page 21, provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of total disability, retirement or death during any fiscal year, a participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant and the actual overall goal achievement factor attained for that year.

In the event of a “change of control,” each participant would be entitled to a pro-rata portion of the participant’s target award under the Annual Bonus Plan based on the portion of the year completed.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (a) after attaining age 60, (b) after attaining age 55 and completing 20 years of service or (c) as the result of total disability. The definition of a “change of control” is the same definition used for the ORP, as described above.

Long-Term Performance Plan

The Long-Term Performance Plan, the material terms of which are described beginning on page 23, also provides for certain payments to the named executive officers in the event of a termination of their employment or a change of control.

In the event of the total disability, retirement or death of a participant after the completion of the first year of a performance period but prior to the end of a performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, a participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant.

In the event of a “change of control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change of control” is the same as the definition used in the Officer Retention Plan, as described above.

Consideration of Risk Related to Compensation Programs

We have considered our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated. As described in the Compensation Discussion and Analysis beginning on page 17, the Compensation Committee and management have designed Coke Consolidated’s compensation program to achieve a number of goals, including the following:

—	Motivating our executive officers to achieve Coke Consolidated’s annual and long-term strategic goals;

—	Appropriately taking into account risk and reward in the context of our business environment and long-range business plans;

—	Being affordable and appropriately aligned with stockholder interests; and

—

Achieving a reasonable balance across types and purposes of compensation, particularly with respect to fixed compensation objectives, short-term and long-term performance-based objectives and retention and retirement objectives.

In light of these goals, the Compensation Committee, senior management and human resources personnel, have considered risk as they designed the various elements of our compensation programs.

We note the following factors with respect to the determination that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Coke Consolidated:

—	The belief that our compensation programs are reasonably balanced across types of compensation and the various objectives they are designed to reward;

—	While Coke Consolidated does not engage in compensation benchmarking, we do retain a compensation consultant to conduct comparative studies of our executive compensation relative to peer companies;

—

Our Annual Bonus Plan and Long-Term Performance Plan provide for payouts based on the achievement of key financial goals under Coke Consolidated’s long-range strategic plan and provide for increased payout as financial performance increases and less or no payout as financial performance decreases. Awards under these plans do not provide for payouts based on individual transactions that could transfer liability to Coke Consolidated beyond the award date. In addition, the performance units awarded to our Chief Executive Officer vest based upon Coke Consolidated achieving the specified corporate performance goals under the Annual Bonus Plan;

—

The specific corporate performance goals for our Annual Bonus Plan and Long-Term Performance Plan are initially developed based on our annual budget. Our Chief Financial Officer, Senior Vice President, Planning and Administration and Treasurer then use financial models to determine the appropriate award criteria and target goals for each plan. The financial models and plan goals are reviewed with and approved by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of Coke Consolidated before being presented to, reviewed with and approved by the Committee; and

—

Performance goals are generally based on corporate and individual performance and are not based on other goals that may create increased risk such as the performance of individual business units or the accomplishment of particular tasks where the income and risk from the task extend over a significantly longer period of time.

Equity Compensation Plan Information

The following table provides information as of December 30, 2012, concerning our outstanding equity compensation arrangements as of that date.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	280,000	(1)	0	250,000	(2)
Equity compensation plans not approved by security holders	0		0	0

Total	280,000	(1)	0	250,000	(2)
(1)	Relates to the Performance Unit Award Agreement with Mr. Harrison that was approved by our stockholders on April 29, 2008. See Note 1 to table showing outstanding equity awards held by our named executive officers at the end of fiscal year 2012 on page 32.
(2)	These shares of common stock are reserved for issuance pursuant to awards that may be made in the future under the Coca-Cola Bottling Co. Consolidated Amended and Restated Long-Term Performance Plan approved by our shareholders on May 8, 2012.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock and class B common stock beneficially owned on March 18, 2013 by each director, nominee for director, named executive officer and all directors, nominees and executive officers as a group. Information about the beneficial ownership of the common stock and class B common stock owned by Mr. Harrison is shown on page 5.

Name	Class	Amount and Nature of Beneficial Ownership		Percentage of Class
H.W. McKay Belk	Common Stock	320	(1)	*
Robert G. Chambless	Common Stock	0		—
Alexander B. Cummings, Jr.	Common Stock	0		—
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	1,000	(2)	*
Morgan H. Everett	Common Stock	0	(3)	—
Deborah H. Everhart	Common Stock	0	(4)	—
Henry W. Flint	Common Stock	0		—
James E. Harris	Common Stock	0		—
William H. Jones	Common Stock	100	(2)	*
James H. Morgan	Common Stock	0		—
John W. Murrey, III	Common Stock	1,000		*
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison) (21 persons)	Common Stock	2,426		*

*	Less than 1% of the outstanding shares of such class.

(1)	Includes 100 shares held by Mr. Belk as custodian for certain of his children.

(2)	Held jointly with his wife.

(3)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership – FH1 and 78,596 shares of class B common stock held by a trust of which Ms. Everett is one of the beneficiaries. Ms. Everett has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

(4)	Excludes 535,178 shares of class B common stock held by the JFH Family Limited Partnership – DH1 and 78,595 shares of class B common stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has a pecuniary interest in these shares, but does not have voting or investment power with respect to these shares.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required to furnish us copies of all ownership reports they file. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during fiscal year 2012.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk, James H. Morgan and Dennis A. Wicker served on the Compensation Committee in fiscal year 2012. None of the directors who served on the Compensation Committee in fiscal year 2012 has ever served as one of our officers or employees. During fiscal year 2012, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our board of directors or Compensation Committee.

Related Person Transactions

Transactions with The Coca-Cola Company

Our business consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas for the concentrates or syrups used to make these products. Accordingly, we engage in various transactions with The Coca-Cola Company. The Coca-Cola Company owned 34.8% of our outstanding common stock, which represented 5.0% of the total voting power of our common stock and class B common stock voting together, as of March 18, 2013. As of March 18, 2013, The Coca-Cola Company owned 26.8% of our total outstanding common stock and class B common stock on a combined basis.

Concentrates and Syrups; Marketing Programs

We have entered into various agreements with The Coca-Cola Company that entitle us to produce, market and distribute in our exclusive territory The Coca-Cola Company’s nonalcoholic beverages in bottles, cans and five gallon pressurized pre-mix containers. These agreements with The Coca-Cola Company generally entitle us to purchase concentrates and syrups at prices, on terms of payment, and on other terms and conditions of supply as determined from time to time by The Coca-Cola Company in its sole discretion. We have also entered into supplemental agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will sell syrups and concentrates to us at prices no greater than those charged to other bottlers party to agreements substantially similar to those between us and The Coca-Cola Company.

In addition, we entered into an agreement with The Coca-Cola Company to test an incidence-based concentrate pricing model for 2008 for all sparkling beverages for which we purchase concentrate from The Coca-Cola Company. During the term of the incidence-based pricing agreement, the pricing of such concentrate is governed by the incidence-based pricing model rather than the other agreements that we have with The Coca-Cola Company. Under the incidence-based pricing model, the concentrate price The Coca-Cola Company charges is impacted by a number of factors, including our pricing of finished products, the channels in which the finished products are sold and package mix. For 2009 through 2012, we continued to purchase concentrate under the incidence-based pricing model and did not purchase concentrates at standard concentrate prices as was the practice in prior years. We have extended our agreement with The Coca-Cola Company for the purchase of concentrate under the incidence-based pricing model through 2013 under the same terms as 2009 through 2012.

Our agreements with The Coca-Cola Company generally require us to use all approved means and spend such funds on advertising and other forms of marketing as may be reasonably required to satisfy demand for The Coca-Cola Company’s beverage products in our territories. We are required to meet annually with The Coca-Cola Company to present our marketing, management and advertising plans for the upcoming year, including financial plans showing that Coke Consolidated has the financial capacity to perform its duties and obligations to The Coca-Cola Company.

Coke Consolidated relies extensively on advertising and sales promotion in the marketing of its products. The Coca-Cola Company and other beverage companies that supply concentrates, syrups and finished products to the Company have historically made substantial marketing and advertising expenditures to promote sales in the local territories served by us. We also benefit from national advertising programs conducted by The Coca-Cola Company and other beverage companies. Certain of the marketing expenditures by The Coca-Cola Company and other beverage companies are made pursuant to annual arrangements.

While The Coca-Cola Company has provided us with marketing funding support in the past, our bottling agreements generally do not obligate The Coca-Cola Company to do so. Coke Consolidated has however entered into agreements with The Coca-Cola Company generally providing that The Coca-Cola Company will offer marketing funding to us in a manner consistent with its dealing with comparable bottlers. A more detailed discussion of our beverage agreements with The Coca-Cola Company can be found beginning on page 2 of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

The following table summarizes the significant transactions between us and The Coca-Cola Company during fiscal year 2012:

Transactions	$ Amount (in millions)
Payments by us for concentrate, syrup, sweetener and other purchases	$406.2
Payments by us for customer marketing programs	56.8
Payments by us for cold drink equipment parts	9.2
Marketing funding support payments to us	43.2
Fountain delivery and equipment repair fees paid to us	11.9
Presence marketing funding support provided by The Coca-Cola Company on our behalf	3.5
Payments to us to facilitate the distribution of certain brands and packages to other Coca-Cola bottlers	2.6

We have a production arrangement with Coca-Cola Refreshments USA, Inc. (formerly, Coca-Cola Enterprises, Inc.), a wholly-owned subsidiary of The Coca-Cola Company (“Refreshments”), to buy and sell finished products at cost. Sales to Refreshments under this arrangement were $64.6 million in fiscal year 2012. Purchases from Refreshments were $31.3 million in fiscal year 2012. In addition, Refreshments began distributing one of Coke Consolidated’s own brands in the first quarter of 2010. Total sales to Refreshments for this brand were $22.8 million in fiscal year 2012.

Piedmont Coca-Cola Bottling Partnership

In 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of our wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third-party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. We own a 77.3% interest in the Partnership and The Coca-Cola Company owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, but the Partnership can be terminated earlier under certain circumstances. Each partner’s interest is subject to limitations on transfer, rights of first refusal and other purchase rights in the case of specified events.

We manufacture and package products and manage the Partnership pursuant to a management agreement. We receive a fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and other expenses. The term of the management agreement is through 2018, but can be terminated early in the event of certain change of control events, a termination of the Partnership or a material default by either party. During fiscal year 2012, we received management fees of $29.0 million from the Partnership. We sell product at cost to the Partnership. These sales amounted to $116.8 million in fiscal year 2012. We sublease various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $3.4 million in fiscal year 2012.

We have agreed to provide up to $100.0 million in revolving credit loans to the Partnership under an agreement that expires December 31, 2015. The Partnership pays us interest on the loans at a rate equal to our average cost of funds plus 0.50% (6.4% at December 30, 2012). There were no amounts outstanding under this agreement at December 30, 2012.

Amended and Restated Stock Rights and Restrictions Agreement

On January 27, 1989, we entered into a Stock Rights and Restrictions Agreement (the “Rights and Restrictions Agreement”) with The Coca-Cola Company, under which The Coca-Cola Company agreed (a) not to acquire additional shares of common stock or class B common stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of class B common stock without first converting them into common stock except in certain circumstances.

On February 19, 2009, we entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and Mr. Harrison. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of our class B common stock into an equivalent number of shares of our common stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

—

so long as no person or group controls more of our voting power than is collectively controlled by Mr. Harrison, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of our stock for the benefit of the descendents of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of our stock without our consent;

—

so long as no person or group controls more of our voting power than is controlled by the Harrison Family, we have a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of our stock;

—

we have the right through January 27, 2019 to call for redemption of the number of shares of our stock that would reduce The Coca-Cola Company’s equity ownership in our Company to 20% at a price not less than $42.50 per share, which is either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

—	The Coca-Cola Company has certain registration rights with respect to shares of our stock owned by it; and

—

as long as The Coca-Cola Company holds the number of shares of our stock that it currently owns, it has the right to have its designee proposed by us for nomination to our board of directors, and Mr. Harrison and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of common stock for an equivalent number of shares of class B common stock in the event any person or group acquires control of more of our voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminates certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain equity and voting percentages in our Company and its preemptive right to acquire shares of our stock.

Alexander B. Cummings, Jr. is The Coca-Cola Company’s designee on our board of directors. Mr. Cummings is Executive Vice President and Chief Administrative Officer of The Coca-Cola Company.

Termination of Voting Agreement and Irrevocable Proxy

The Coca-Cola Company and Mr. Harrison were also parties to a Voting Agreement dated January 27, 1989 (the “Voting Agreement”), pursuant to which Mr. Harrison agreed to vote his shares of common stock and class B common stock for a designee of The Coca-Cola Company for election as a director on our board of directors. In connection with the Voting Agreement, The Coca-Cola Company also granted to Mr. Harrison an irrevocable proxy with respect to all shares of class B common stock and common stock owned by The Coca-Cola Company covering all matters on which the holders of such shares were entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions. In connection with entering into the Amended Rights and Restrictions Agreement, as described above, the parties terminated the Voting Agreement and irrevocable proxy effective February 19, 2009.

Other Related Person Transactions

Along with all other Coca-Cola bottlers in the United States, we are a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 to facilitate various procurement functions and the distribution of beverage products of The Coca-Cola Company and to enhance the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of our raw materials (excluding concentrate) in fiscal year 2012. We paid $0.5 million in fiscal year 2012 to the Sales and Services Company for our share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $3.8 million on December 30, 2012. Refreshments is also a member of the Sales and Services Company.

We lease the Snyder Production Center and an adjacent sales facility, which are located in Charlotte, North Carolina, from Harrison Limited Partnership One (“HLP”) pursuant to a lease with a 10-year term extending through December 31, 2020. HLP is directly and indirectly owned by trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries. Ms. Everett is a permissible, discretionary beneficiary of the trusts that directly or indirectly own HLP. The base rent under the lease agreement will increase by 3% for each 12-month period. Total payments under the lease agreement were $3.5 million in fiscal year 2012. The principal balance outstanding under this capital lease as of December 30, 2012 was $24.1 million. The lease agreement was negotiated under the supervision of a special committee of the board of directors, comprised of independent directors with no interest in the transaction.

We also lease our corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison is the majority stockholder and Ms. Everett is a minority stockholder. The annual base rent we are obligated to pay under this lease is subject to adjustment for increases in the Consumer Price Index. The lease expires on December 31, 2021. Total payments under this lease were $4.0 million in fiscal year 2012. The principal balance outstanding under this capital lease as of December 30, 2012 was $25.1 million.

Certain trusts of which Mr. Harrison and Ms. Everhart are trustees and beneficiaries and Ms. Everett is a permissible, discretionary beneficiary have the right to acquire 292,386 shares of class B common stock from Coke Consolidated in exchange for an equal number of shares of common stock. In the event of such an exchange, Mr. Harrison would have sole voting and investment power over the shares of class B common stock acquired. The trusts do not own any shares of common stock with which to make the exchange, and any purchase of common stock would require approval by the trustees of the trusts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and Coke Consolidated’s Annual Report on Form 10-K for the year ended December 30, 2012.

Submitted by the Compensation Committee of the board of directors.

Dennis A. Wicker, Chairman

H. W. McKay Belk

James H. Morgan

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the board of directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Coca-Cola Bottling Co. Consolidated (the “Company”), including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2012. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company for the fiscal year ended December 30, 2012 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the board of directors.

James H. Morgan, Chairman

H. W. McKay Belk

Sharon A. Decker

William H. Jones

Dennis A. Wicker

Proposal 2: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. We are presenting this appointment to our stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so. They also are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required. We are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP.

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the total votes of all shares of our common stock and class B common stock present in person or represented by proxy and entitled to vote on Proposal 2.

Abstentions will be counted as votes present or represented and entitled to vote on the proposal and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not be considered entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

The board of directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended December 30, 2012 and January 1, 2012 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2012	FY 2011
Audit Fees(1)	$696,300	$626,028
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	593,000	—

Total	$1,289,300	$626,028

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered by the independent registered public accounting firm for the audit of our annual consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit Fees also consist of the aggregate fees billed for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	All Other Fees consist of fees for products and services provided by the independent registered public accounting firm other than for the services reported above in Audit Fees, Audit-Related Fees or Tax Fees and in FY 2012 relate to permitted services associated with various initiatives by the Company.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All such services provided in fiscal year 2012 were approved by the Audit Committee. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

The Audit Committee has delegated pre-approval authority to its chairperson when necessary due to timing considerations. Any services approved by the chairperson must be reported to the full Audit Committee at its next scheduled meeting.

Additional Information

Stockholder Proposals for the 2014 Annual Meeting

If any stockholder wishes to present a proposal to the stockholders of Coke Consolidated at the 2014 annual meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 27, 2013. All stockholder proposals will need to comply with Rule 14a-8 of the Exchange Act. Pursuant to SEC rules, submitting a proposal will not guarantee that it will be included in the proxy materials.

If we receive notice of stockholder proposals after February 10, 2014, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

2012 Annual Report to Stockholders

This Proxy Statement is accompanied by our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 30, 2012. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in this Proxy Statement and are not to be deemed a part of the proxy soliciting material.

Copies of this Proxy Statement and our 2012 Annual Report to Stockholders are available at www.proxyvote.com and on our website, www.cokeconsolidated.com. A printed set of these materials, including a copy of our Form 10-K for the fiscal year ended December 30, 2012, is also available to stockholders without charge upon written request to James E. Harris, Senior Vice President, Shared Services and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

Appendix A

COCA-COLA BOTTLING CO. CONSOLIDATED

AUDIT COMMITTEE CHARTER

I.    Committee Role

The Audit Committee’s role is to act on behalf of the Board of Directors (the “Board”) in the oversight of all material aspects of the Company’s financial reporting, internal control and audit functions. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes and procedures for the management of business and financial risk and for compliance with significant regulatory requirements.

II.    Committee Membership

The membership of the Audit Committee (the “Committee”) shall comply at all times with applicable requirements of law. Accordingly, the Board shall appoint to the Committee, in the manner prescribed by the Bylaws of the Company, members who meet the following criteria:

1.    The Committee shall consist of at least three Board members. Committee members shall meet the independence, financial literacy and expertise and other qualification requirements of the federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market. The Board shall determine in its business judgment the adequacy of the qualifications of each member of the Committee.

2.    Committee appointments, including that of the Chairman, shall be approved by the full Board.

III.    Resources

1.    The Committee shall have access to its own counsel and other advisors at the Committee’s sole discretion, and the Company shall provide for appropriate funding, as determined by the Committee, for such counsel and advisors. The Committee may request any officer, employee, investment banker, financial analyst, consultant, or the Company’s outside counsel or Independent Registered Public Accounting Firm (the “Independent Auditors”) to attend any meeting of the Committee or to provide pertinent information as necessary.

2.    The Company shall provide such other resources to the Committee as may be required by applicable law, including the rules and regulations of the SEC and The Nasdaq Stock Market.

IV.    Primary Committee Responsibilities

In meeting its responsibilities, the Committee is expected to:

General Responsibilities

1.	Provide an open avenue of communication between the internal auditors, the Independent Auditors, management and the Board.

2.	Review, assess the adequacy of and, if necessary, update the Committee’s charter annually with approval by the Board of any significant amendments. The Company’s annual proxy statement will disclose that a charter has been adopted, and a copy of the charter will be included on the Company’s website or as an appendix to the annual proxy statement, in each case, in accordance with the rules and regulations of the SEC.

3.	Conduct an annual self-assessment of the Committee’s performance and effectiveness, including an assessment of the Committee’s compliance with this charter, and present such assessment to the Board for its review.

4.	As necessary, meet with the director of internal auditing, the Independent Auditors and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

5.	Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

6.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

7.	Meet at least three times per year or more frequently as circumstances require.

8.	Issue a report annually to be included in the Company’s annual proxy statement. Such report shall comply in all respects with applicable law, including the rules and regulations of the SEC.

9.	Perform such other functions as assigned by the Company’s Certificate of Incorporation or Bylaws, the Board or by applicable law, including the rules and regulations of the SEC, the Public Company Accounting Oversight Board (“PCAOB”) and The Nasdaq Stock Market.

Oversight of the Company’s Relationship with the Independent Auditors

10.	Approve in advance all audit and non-audit services (including the fees and terms thereof) to be performed for the Company by its Independent Auditors in accordance with the rules and regulations of the SEC, the PCAOB and The Nasdaq Stock Market, subject to de minimis or other exceptions afforded by applicable law. The Committee may delegate its authority to so approve such services to the extent permitted by applicable law.

The Committee shall have the sole authority for the appointment, compensation, retention and oversight of the work of the Independent Auditors. The Independent Auditors shall report directly to the Committee, and the Committee shall attempt to resolve any disagreements between management and the Independent Auditors regarding financial reporting.

11.	Review the experience and qualifications of the primary managers of the independent auditing team (including such managers’ experience and qualifications in light of the requirements of the SEC and the PCAOB), review the quality control procedures of the Independent Auditors, review matters of audit quality and consistency, evaluate the performance of the Independent Auditors, and review and approve the compensation of the Independent Auditors.

12.	Confirm and take or recommend any appropriate actions to assure the independence of the Independent Auditors. Obtain written disclosures regarding the Independent Auditors’ independence as required by the PCAOB and other applicable rules and regulations and discuss with the Independent Auditors all significant relationships to determine the Independent Auditors’ independence. Review the hiring by the Company of any employees of the Independent Auditors who were engaged on the Company’s account.

13.	Obtain and review a report from the Independent Auditors at least annually regarding (a) the Independent Auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five year period respecting one or more of the independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Independent Auditors and the Company.

14.	Discuss with the Independent Auditors at least annually the results of the regular inspections of the Independent Auditors that the PCAOB is required to conduct, following in such discussion, to the extent the Committee deems appropriate, the guidance given by the PCAOB to audit committees in Release No. 2012-003, Information for Audit Committees about the PCAOB Inspection Process.

15.	Ensure the rotation of the audit partners of the Company’s Independent Auditors to the extent required by applicable law.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment, compensation, replacement, reassignment, or dismissal of the director of internal auditing.

17.	Confirm and take or recommend any appropriate actions to assure the independence of the director of internal auditing.

18.	Consider and review with management and the director of internal auditing:

(a)	The internal auditing department budget and staffing.

(b)	The internal auditing department’s compliance with Institute of Internal Auditor’s Standards of Professional Practice of Internal Auditing.

Oversight of the Company’s Audit Process

19.	Review and approve, in consultation with the Independent Auditors and the director of internal auditing, the audit scope and plan of the internal auditors and the Independent Auditors and the proposed staffing with respect thereto.

20.	Review with the director of internal auditing and the Independent Auditors the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

Financial Statement and Disclosure Matters and Internal Control Over Financial Reporting

21.	Inquire of and discuss with management, the director of internal auditing and the Independent Auditors the following:

(a)	The Company’s significant financial risks or exposures and the steps management has taken to monitor and control such risks or exposures.

(b)	The Company’s critical accounting policies and the significant financial reporting issues and judgments and estimates made in the preparation of the Company’s financial statements including the appropriateness, comparability and consistency of the Company’s financial statements.

(c)	Any transaction as to which management obtained a letter or relied on consultation with an independent public accounting firm under Statement of Auditing Standards No. 50 and related AU Section 625, as amended and superseded.

(d)	The effect of any material “off-balance sheet” financing or other similar structure on the Company’s financial statements.

(e)	Major changes to the Company’s accounting principles and practices.

(f)	Any material issue affecting the audit of the Company’s financial statements on which the national office of the Independent Auditors was consulted by the Company’s independent auditing team.

(g)	Matters that the Company’s Independent Auditors are required to report to the Committee pursuant to applicable law.

22.	Review with management and the Independent Auditors in connection with the annual examination:

(a)	The Company’s annual financial statements and related footnotes.

(b)	The Independent Auditors’ audit of the financial statements and effectiveness of internal control over financial reporting, and the Independent Auditors’ reports thereon.

(c)	Any material weaknesses or significant deficiencies identified during the audit of the effectiveness of the Company’s internal control over financial reporting, and any actions taken to resolve previously identified material weaknesses or significant deficiencies.

(d)	Any allegations of or circumstances suggesting potential fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)	Any significant changes required in the Independent Auditors’ audit plan.

(f)	Any serious difficulties or disputes with management encountered during the course of the audit.

(g)	Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

23.	Consider and review with the Independent Auditors and the director of internal auditing:

(a)	The adequacy of the Company’s internal controls including computerized information system controls and security.

(b)	Any related significant findings and recommendations of the Independent Auditors and internal auditors together with management’s responses thereto.

24.	Consider and review with management and the director of internal auditing:

(a)	Significant findings during the year and management’s responses thereto.

(b)	Any significant difficulties encountered in the course of any audits, including any restrictions on the scope of work or access to required information.

(c)	Any significant changes required in the planned scope of the audit plan.

(d)	The results of management’s assessment of the effectiveness of internal control over financial reporting, including disclosure controls and procedures and antifraud controls.

25.	Review with management and the Independent Auditors interim financial information prior to public releases of quarterly results and filings on Form 10-Q (including the results of the Independent Auditors’ review of the quarterly financial statements).

26.	Review annual filings on Form 10-K prior to filing with the SEC, and recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

27.	Review existing regulatory matters and other regulatory and accounting initiatives that may have a material impact on the financial statements and related Company compliance policies. Review with management and the Independent Auditors any correspondence with governmental authorities and any employee complaints or published reports which, in each case, raise material issues regarding the Company’s financial statements or accounting policies.

Compliance Oversight Responsibilities

28.	Review with the director of internal auditing the results of internal auditing’s review of the Company’s compliance with its Code of Business Conduct, other codes of ethics and other Company compliance programs and policies covering risks material to the Company or its financial statements and approve any waivers of any such codes or compliance programs and policies in accordance with the terms of such codes or compliance programs and policies.

29.	Establish procedures for:

(a)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

30.	Review and approve any insider, affiliated or related party transaction to the extent required by the Company’s Code of Business Conduct or applicable law and review the Company’s compliance with its disclosure policies and any laws or regulations with respect to the disclosure of information regarding any such transaction.

31.	Assist the Board in fulfilling its responsibility for oversight of the Company’s business risk management.

V.    Limitation of the Committee’s Role

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Independent Auditors.

COCA-COLA BOTTLING CO. CONSOLIDATED COCA-COLA BOTTLING CO. CONSOLIDATED 4100 COCA-COLA PLAZA CHARLOTTE, NC 28211-3481 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2013. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Coca-Cola Bottling Co. Consolidated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M53412-P33136 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COCA-COLA BOTTLING CO. CONSOLIDATED Coke Consolidated’s Board of Directors recommends you vote FOR ALL of the listed nominees: 1. Election of Directors Nominees: 01) J. Frank Harrison, III 02) H.W. McKay Belk 03) Alexander B. Cummings, Jr. 04) Sharon A. Decker 05) William B. Elmore 06) Morgan H. Everett 07) Deborah H. Everhart 08) Henry W. Flint 09) William H. Jones 10) James H. Morgan 11) John W. Murrey, III 12) Dennis A. Wicker For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Coke Consolidated’s Board of Directors recommends you vote FOR proposal 2: For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes/comments, mark here. (see reverse for instruction) Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized offi cer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com. M53413-P33136 COCA-COLA BOTTLING CO. CONSOLIDATED Annual Meeting of Stockholders May 14, 2013 This proxy is solicited on behalf of the board of directors. The undersigned hereby appoint(s) J. Frank Harrison, III, Henry W. Flint and Umesh M. Kasbekar, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on Tuesday, May 14, 2013, at the Company’s Corporate Center at 4100 Coca-Cola Plaza, Charlotte, NC 28211, or any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of 2013 Annual Meeting of Stockholders and Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR PHONE. Address Changes/Comments: (If you noted any address changes/comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side